UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported) - December 6, 2004

                                  INTRAC, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Nevada                      0-31114                  88-0471759
--------------------------------------------------------------------------------
(State or other jurisdiction   (Commission File Number)      (IRS Employer
   of Incorporation)                                        Identification No.)

  130 West 42nd Street, 12th Floor, New York NY                  10036
--------------------------------------------------------------------------------
   (Address of principal executive offices)                    (zip code)


   Registrant's telephone number, including area code   -   212-807-6994
                                                            ------------

                                       N/A
--------------------------------------------------------------------------------
          (Former Name or Former Address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

          Pursuant to an Agreement and Plan of Merger dated as of, December 6, 2004 (the "Merger Agreement"), by and among Intrac, Inc. (the "Registrant" or the "Company"), Intrac Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant ("Merger Sub"), and Innovative Drug Delivery Systems, Inc., a Delaware corporation ("IDDS"), Merger Sub merged with and into IDDS, with IDDS remaining as the surviving company and a wholly-owned subsidiary of the Registrant (the "Merger"). The Merger was effective as of December 6, 2004 (the "Effective Time"), upon the filing of the Certificate of Merger with the Delaware Secretary of State (the "Certificate of Merger", and together with the Merger Agreement, the "Plan of Merger"). Prior to the entry into the Merger Agreement there was no relationship between the Registrant and IDDS and their respective affiliates. A copy of the Merger Agreement is attached to this Form 8-K as Exhibit 2.1.

          Immediately prior to the effective time of the Merger, the Registrant had outstanding 99,989 shares of Common Stock, 200,000 shares of Series A Preferred Stock and 8% Series SPA Senior Subordinated Convertible Redeemable Debentures in the aggregate principal amount of approximately $421,000 (the "Company Debentures"). In accordance with the Plan of Merger, (1) the holder of the Series A Preferred Stock relinquished his shares of Company Preferred Stock for a cash payment of $1.00 and (2) the Registrant and each holder of Company Debentures entered into a Debenture Conversion Agreement (attached to this Form 8-K as Exhibit 10.1), pursuant to which those holders converted all outstanding Company Debentures into an aggregate of 1,053,201 shares of the Registrant's Common Stock.

          Immediately prior to the Effective Time of the Merger, IDDS had outstanding 9,962,656 shares of Common Stock, including 8,039,250 shares that were issued just prior to Effective Time upon conversion of the outstanding shares of IDDS Preferred Stock. In addition, prior to the Merger, IDDS closed a private placement of 6,028,916 shares of its Common Stock at a price of $3.00 per share (the "Placement"). In accordance with the Plan of Merger, each share of IDDS Common Stock automatically exchanged into and became 1.0184107 shares of the Registrant's Common Stock.

          As a result of the Merger, the Registrant has outstanding 25,626,436 shares of Common Stock, of which approximately 95.5% percent of such shares were then held by the prior IDDS stockholders and the investors in the Placement.

          At the Effective Time, IDDS also had outstanding options and warrants to purchase an aggregate of approximately 6,028,278 shares of IDDS Common Stock. These options and warrants were assumed by the Registrant and became corresponding options and warrants of the Registrant having substantially the same rights preferences and privileges as the original IDDS options and warrants, adjusted as to exercise price and number of underlying shares of the Registrant's Common Stock in accordance with the Merger exchange ratio.

          In accordance with the Merger Agreement, the Registrant's Board of Directors was reconstituted immediately following the effective time of the Merger. Prior to December 6, 2004, the Registrant's Board of Directors consisted of Royce Diener and Geoffrey Alison. Immediately following the Merger, in accordance with the Registrant's By-laws and the Nevada Revised Statutes, Mr. Diener resigned, and Mr. Alison appointed Douglas G. Watson, who was Chairman and an existing director of IDDS, to fill the vacancy. Following Mr. Watson's appointment, the Registrant's newly-constituted board of directors appointed new officers of the Registrant, as follows: Douglas C. Watson as Chairman; Fred H. Mermelstein as President, Chief Executive Officer and Secretary; Douglas A. Hamilton as Chief Operating Officer and Chief Financial Officer; and Daniel B. Carr as Chief Medical Officer.

          Upon completion of the 10-day waiting period after sending to Registrant's stockholders a notice pursuant to Rule 14F-1 under the Securities Exchange Act of 1934, the Registrant's Board of Directors will be expanded to five persons, Mr. Alison will resign, and Daniel B. Carr, Jackie M. Clegg, Peter
M. Kash and Fred H. Mermelstein, who are executive officers and/or directors of IDDS, will be elected directors of the Registrant to fill the vacancies.

          More complete biographical information concerning each of the Registrant's new officers and directors is set forth in Item 5.02 of this Form 8-K under the heading "Changes in Management."

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

          See Item 1.01 of this Form 8-K.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT.

          See Item 1.01 of this Form 8-K.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(A) CHANGES IN MANAGEMENT

          As described in Item 1.01 of this Form 8-K, immediately following the effective time of the Merger, the Registrant's Board of Directors was reconstituted and new officers were appointed. Biographical information for the new officers and directors is set forth below.

       ----------------------------------------------------------------------
       NAME                         AGE    POSITION
       ----------------------------------------------------------------------
       Douglas G. Watson            58     Chairman and Director
       ----------------------------------------------------------------------
       Fred H. Mermelstein, Ph.D.   45     President, CEO and Secretary
       ----------------------------------------------------------------------
       Douglas A. Hamilton          39     Chief Operating Officer and
                                           Chief Financial officer
       ----------------------------------------------------------------------
       Daniel B. Carr, M.D.         56     Chief Medical Officer
       ----------------------------------------------------------------------

          DOUGLAS G. WATSON. Mr. Watson has served as a member of IDDS's board of directors since April 2002 and has served as its chairman since March 2002. He is the Chief Executive Officer of Pittencrieff Glen Associates, a consulting company, which Mr. Watson founded in June 1999. From January 1997 to June 1999, Mr. Watson served as President, Chief Executive Officer and a director of

Novartis Corporation, the U.S. subsidiary of Novartis A.G. Mr. Watson serves as a director of Engelhard Corporation, Orasure Technologies Inc., Genta Inc., and Dendreon Corporation as well as several privately held companies. Mr. Watson is the chairman of Freedom House Foundation and serves on the President's Advisory Council of Drew University. Mr. Watson holds a M.A. in Mathematics from Churchill College, Cambridge University. He is also a member of the Chartered Institute of Management Accountants.

          FRED H. MERMELSTEIN, PH.D. Dr. Mermelstein has served as a member of IDDS's board of directors and its President from inception through July 2003 when he also became Chief Executive Officer. Prior to serving as Chief Executive Officer of IDDS, Dr. Mermelstein was Director of Venture Capital for Paramount Capital Investments, LLC and is a member of Orion Biomedical GP, LLC. He currently serves as a director of Cardiome Pharma, Inc., Adherex Technologies, Inc., and the Jordan Heart Foundation. From February 1997 until January 2000, Dr. Mermelstein served as a director and the Chief Scientific Officer of PolaRx BioPharmaceuticals, an oncology-based biopharmaceutical company. Dr. Mermelstein also serves on the scientific advisory board of Cardiome Pharma, Inc. Dr. Mermelstein holds a dual Ph.D. in Pharmacology and Toxicology from Rutgers University and University of Medicine and Dentistry of New Jersey ("UMDNJ") Robert Wood Johnson Medical School. He completed his post-doctoral training supported by two grant awards, a National Institutes of Health fellowship and a Howard Hughes Medical Institute fellowship in the Department of Biochemistry at UMDNJ Robert Wood Johnson Medical School.

          DOUGLAS A. HAMILTON. Mr. Hamilton has served as IDDS's Chief Financial Officer since March 1999 and as its Chief Operating Officer since April 2001. Mr. Hamilton concurrently served as Chief Financial Officer and Project Manager for Trisenox(R) at PolaRx BioPharmaceuticals from March 1999 to October 2000. Mr. Hamilton also concurrently served from March 1999 to August 2002 as Director, Business Development at Paramount Capital Investments, LLC. From October 1997 to March 1999, Mr. Hamilton served as Project Manager for Zithromax(R) and Vfend(R) in addition to being a member of the Strategic Asset Management (SAM) task force in Central Research at Pfizer, Inc. From August 1993 to October 1997, Mr. Hamilton served as Project Manager at Amgen Inc. for EPOGEN(R), Aransep(R) and STEMGEN(R), among other products, and assumed responsibility for developing and leading A research and development portfolio management system. Mr. Hamilton has also served in various capacities at other biopharmaceutical companies including sales and marketing at Pharmacia, business development at NPS Allelix Biopharmaceuticals, Inc. and research at Pasteur Merieux Connaught. Mr. Hamilton holds a M.B.A. from the Richard Ivey School of Business and a B.S. in Molecular Biology and Molecular Genetics from the Department of Medical Genetics at the University of Toronto.

          DANIEL B. CARR M.D. Dr. Carr joined IDDS as Chief Medical Officer in September 2004 from the position as Saltonstall Professor of Pain Research at New England Medical Center, and Professor of Anesthesiology and Medicine at Tufts University School of Medicine. He is also the Medical Director of the Pain Management Program at the New England Medical Center. Dr. Carr was a founder of the Pain Center at the Massachusetts General Hospital and served as Special Consultant to the U.S. Department of Health and Human Services and Co-Chair of the Agency for Health Care Policy and Research's Clinical Practice Guidelines on Acute and Cancer Pain Management. He is Editor-in-Chief of Pain: Clinical Updates published by the International Association for the Study of Pain

("IASP"), and has served as a Director of the American Pain Society and the IASP and as a consultant to Endo Pharmaceuticals. Dr. Carr has served as a consultant and advisor to multiple pharmaceutical companies including Abbott Laboratories, Endo Pharmaceuticals, Inc., Janssen Pharmaceuticals, Mallinckrodt, Ortho McNeil and Purdue Pharma.

          There is no family relationship among the Registrant's officers and directors.

(B) EMPLOYMENT AGREEMENTS WITH EXECUTIVES

          The only employment agreement the Registrant or IDDS has with its executive officers is with Dr. Daniel Carr.

          Dr. Carr's employment with IDDS was governed by an employment agreement effective as of September 7, 2004 ("Carr Employment Agreement"), which will be assigned and assumed by the Registrant. Under the terms of the agreement, Dr. Carr was appointed Chief Medical Officer. The board of directors has the option of determining, in its sole discretion, whether to appoint Dr. Carr as the Chief Executive Officer anytime prior to the six month anniversary of the effective date of the Carr Employment Agreement. The term of the agreement is three years, unless earlier terminated pursuant to the terms of the agreement (including failure by the board of directors to appoint Dr. Carr as Chief Executive Officer which triggers Dr. Carr's right to terminate). Dr. Carr is receiving an initial annual base salary of $350,000, plus a guaranteed bonus of $50,000 payable within 30 days of the first anniversary of the effective date of the Carr Employment Agreement, plus certain incentive compensation at the discretion of the board of directors, if certain performance targets are met, of up to $320,000 or options for 200,000 shares of Company Common Stock. In addition, Dr. Carr had been granted an option to purchase 900,000 shares of Company Common Stock at a price per share equal to $2.00, which vests or will vest in three equal installments commencing upon the first anniversary of the employment agreement.

          If Dr. Carr's employment is terminated as a result of his death or disability, the Registrant is obligated to pay to Dr. Carr or to Dr. Carr's estate, as applicable, his base salary and any accrued but unpaid bonus and expense reimbursement amounts through the date of his death or disability occurs. All stock options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and shall be vested as of the date of his disability or death and all stock options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of his disability or death shall be deemed to have expired as of such date. If Dr. Carr's employment is terminated by the board of directors for cause, then the Registrant is obligated to pay to Dr. Carr his base salary and expense reimbursement through the date of his termination and Dr. Carr shall have no further entitlement to any other compensation or benefits from the Registrant. All stock options that have not vested as of the date of termination shall be deemed to have expired as of such date and any stock options that have vested as of the date of Dr. Carr's termination for cause shall remain exercisable for a period of 90 days following the date of such termination. If Dr. Carr's employment is terminated by the upon the occurrence of a change of control of within six months thereafter, the Registrant is obligated to (i) continue to pay to Dr. Carr his salary for a period of six months following such termination, and (ii) pay Dr. Carr any accrued and unpaid bonus, and (iii) pay expense reimbursement amounts through the date of termination. All stock options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date. If Dr. Carr's employment is terminated by the board of directors by not appointing him as Executive President and Chief Executive Officer, then (i) the Registrant is obligated to pay to Dr. Carr his base salary for a period of six months from the date of such termination and expense reimbursement through the date of termination and (ii) all of the stock options shall immediately expire and be deemed null and void. If Dr. Carr's employment is terminated without cause, or by Dr. Carr for good reason, then the Registrant is obligated to (i) continue to pay to Dr. Carr his base salary for a period of 12 months from the date of such termination, and (ii) pay Dr. Carr the bonus he would have earned had he been employed for six months from the date which such termination occurs, and (iii) pay Dr. Carr any expense reimbursement amounts owed through the date of termination. All stock options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All stock options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any stock options that have vested as of the date of Dr. Carr's termination shall remain exercisable for a period as outlined in the Registrant's omnibus stock option program.

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS.

          Registrant intends at its next Annual Meeting of Stockholders to seek stockholder approval of a corporate migration to Delaware from Nevada that would include a change of name. At the time of calling such stockholders meeting, Registrant's Board of Directors would include for stockholder consideration election of directors, ratification of the 2004 Incentive Stock Plan and such other matters as determined by the Board.

ITEM 8.01. OTHER EVENTS.

(A) IDDS PRIVATE PLACEMENT

          Concurrent with the Merger, IDDS completed a private placement to selected offerees, through Rodman & Renshaw LLC ("Rodman"), its exclusive placement agent, of 6,028,916 shares (the "Shares") of IDDS Common Stock, at an offering price of $3.00 per Share (the "Placement"). Rodman received a 9% cash commission, reimbursement of actual expenses and placement warrants to purchase 15% of the Shares sold in the Placement. Upon the effective time of the Merger, the IDDS Common Stock sold in the Placement became exchangeable for the Registrant's Common Stock, as described in Item 1.01 of this Form 8-K. Of the net proceeds of approximately $16.2 million, $1,008,610 was used to repay bridge loans and the balance is to used for general corporate research and development and license fees and expenses, and general working capital purposes.

(B) DESCRIPTION OF BUSINESS OF IDDS

COMPANY OVERVIEW

          IDDS is a specialty pharmaceutical company that applies proprietary technologies to develop new innovative drugs and improved formulations of existing drugs that target current unmet and underserved medical need in the pain management market. IDDS develops simple and user-friendly modes including new routes of administration for drugs with a focus in the analgesic market. In doing so, it is developing new, patent-protected prescription pain medications that in some cases can be administered in a less invasive manner and generally should offer either improved safety or efficacy, or both, when compared to the currently available formulations of these medications. IDDS's product candidates address the market segment for prescription medications focused on treating acute and episodic moderate-to-severe pain associated with breakthrough cancer pain, post operative pain, orthopedic injury, procedural pain, burn pain and trauma. IDDS believes that its products could be used to supplement or replace many of the prescription pain medications that are commonly prescribed to pain sufferers today. IDDS has licensed the worldwide exclusive rights to develop and commercialize proprietary formulations of injectable diclofenac, intranasal morphine, and intranasal ketamine. The existing formulations of IDDS' parent drugs, including oral diclofenac, oral and injectable morphine, and injectable ketamine, are well-known prescription medications with well-documented profiles of safety, efficacy and cost-effectiveness.

          Through September 30, 2004, IDDS has invested more than $38 million in research and development activities and successfully completed 15 clinical trials of its three lead product candidates. The proprietary technology used to develop its product candidates is protected by over 81 patents filed and, or approved in the United States and worldwide. Since inception, IDDS has been awarded approximately $6 million in competitive and peer-reviewed government grants and contracts including from the U.S. Department of Defense and grants from the National Institutes of Health/National Cancer Institute. In addition, IDDS has been financed with over $25 million in equity capital in support of its efforts to develop the product portfolio.

PAIN PHARMACEUTICALS MARKET OVERVIEW

          Prescription pain medications in the U.S. account for approximately $20 billion in annual sales and are expected to grow at over 10% per annum for the next six years. Two-thirds of the dollar volume of the U.S. prescription pain medication market is for drugs used to treat chronic pain, and one-third is for drugs used to treat indications associated with acute pain. IDDS' products are designed to fulfill unmet and underserved medical needs for a number of chronic and acute moderate-to-severe pain indications, including breakthrough cancer pain, post-operative pain, lower back pain, orthopedic injury pain, and burn pain. Despite advances in medicine and the development of new prescription pain medications, IDDS believes that treatment for these indications remains a critical area of unmet and underserved medical need.

          IDDS estimates its Dyloject(TM) (injectable diclofenac), Rylomine(TM) (intranasal morphine), and PMI-100/150 (intranasal ketamine) products candidates have a potential addressable market of $3.0 billion in annual sales. This estimate is largely based on the U.S. population presenting the following key pain indications: breakthrough cancer pain; post-operative pain; lower back pain; orthopedic injury pain; and burn pain. IDDS' largest target market, breakthrough cancer pain, continues to expand due to the rising incidence of cancer and further increases in cancer survival rates as a result of new therapies and treatments.

MARKET OPPORTUNITY

          Despite advances in medicine and the development of new drugs, pain relief remains a critical area of unmet and underserved medical need. Increasingly, patients, advocacy groups, and the media are highlighting the shortcomings of pain management. The Joint Commission for the Accreditation of Healthcare Organizations has established new standards for pain assessment and control, but the methods to achieve these standards are still not clear. Commercially available oral pain medications provide a slow onset of pain relief, generally taking 15-20 minutes and sometimes as long as 40 minutes. Undertreatment or overtreatment often results from the difficulty in matching the doses of currently available drugs to the patient's level of pain. Further, these currently available drugs can be simply ineffective. Other shortcomings of existing pain drugs include poor side effect profiles and the invasive, resource-intensive nature of slow intravenous infusion.

          IDDS is developing differentiated pain control products that provide the flexibility and versatility required to adequately address the limitations of existing prescription pain pharmaceuticals. First, all three of IDDS' product candidates work faster than the oral formulations of the currently available prescription pain products. IDDS' products' formulations rapidly deliver its drugs into the bloodstream following either IV or intranasal administration and provide appreciable relief of moderate-to-severe pain within ten minutes according to IDDS' initial clinical results.

          Second, IDDS' Rylomine(TM) and PMI-100/150 product candidates address patient and provider preferences for self-medication and less invasive administration. Both have IV-like pharmacokinetics without the invasive nature of IV administration or the need for costly and cumbersome patient controlled analgesia devices. This product candidate presents a significant opportunity for drug administration both inside and outside the hospital or provider setting. The economic benefit is compelling as it eliminates the need for the personnel and equipment necessary to establish an IV line. In addition, a non-invasive route of delivery reduces the incidence of needle-stick injuries and the potential for transmission of blood-born viruses. Finally, the ability to self-regulate provides an important benefit of control to the patient and avoids doses that are higher than necessary to achieve safe and effective management of pain.

          Third, IDDS' Dyloject(TM) and PMI-100/150 products candidates provide alternatives to the use of opioids for treating moderate-to-severe pain. Trauma patients cannot be treated with opioids due to blood pressure risks and risks of respiratory depression. PMI-100/150 can be used to treat trauma pain as it does not have the same potentially lethal, dose-limiting side effects as an opioid. The typical treatment of breakthrough pain requires a combination of various opioids. When used in combination with opioids, ketamine has been reported to reduce the dependence on opioids, thereby reducing the requirement for narcotics, and enhancing the patient's overall quality of life.

          Dyloject(TM) has the potential to provide an attractive alternative to opioids for the treatment of post-operative pain. IDDS' most significant U.S. competitor in the injectable nonsteroidal anti-inflammatory drugs ("NSAID") category is ketorolac (Toradol(R)). This drug had significant sales prior to FDA's imposing a black box warning limiting the combined duration of IV plus oral use to five days because of the risk of serious adverse events. Oral diclofenac can be used safely in excess of five days and has a considerably superior safety profile. IDDS' Dyloject(TM) product candidate would be the first injectable version of diclofenac to be marketed In the U.S. Europe presents a meaningful opportunity for IDDS' product as well since injectable Voltarol(R) has significant drawbacks including the need to buffer and dilute at the pharmacy and infuse to the patient slowly over 30 minutes.

          Oral diclofenac is one of the leading prescribed products in the post-operative pain category. IDDS' Dyloject(TM) would provide the medical healthcare provider, for the first time, an alternative injectable version of this drug for use in the immediate post-operative, in-hospital period. IDDS anticipates the consistency of parent drug and the drug's dosage and administration regimen will allow for easy transition, thereby lowering the barrier to entry and driving product adoption.

TARGET MARKETS

          IDDS estimates its Dyloject(TM) (injectable diclofenac), Rylomine(TM) (intranasal morphine), and PMI-100/150 (intranasal ketamine) product candidates have a U.S. addressable market of at least $3.0 billion in annual sales. Based on information from The Analytica Group, a third-party organization specializing in pharmaceutical market research analysis and contracted by IDDS specifically for the purpose of sizing its target markets, the table below shows the total predicted market for key pain indications that IDDS believes will be addressed by its product candidates. These market projections are based on the estimated U.S. patient populations. The cost of therapy for each indication is calculated by multiplying the estimated average daily cost of prescription pain medication by the number of therapy days. The total market for each indication is calculated by multiplying the U.S. potential patient population by the cost of therapy.

     Size of Target Markets - U.S. Only 2003

     --------------------------------------------------------------------------------------
                                        U.S.
                                     Presenting           Cost of              Total
                                     Population         Therapy per         Market - U.S.
            Indication                ($000's)         Patient Year           ($000's)
     --------------------------------------------------------------------------------------
     Breakthrough Cancer Pain             786              $1,315           $1,033,377
     --------------------------------------------------------------------------------------
     Post-Operative Pain               15,449                  51              792,238
     --------------------------------------------------------------------------------------
     Lower Back Pain                      641               1,066              683,738
     --------------------------------------------------------------------------------------
     Orthopedic Injury                  4,963                  73              364,447
     --------------------------------------------------------------------------------------
     Burn Pain                            130                 851              110,414
     --------------------------------------------------------------------------------------
     Total                             21,970                               $2,984,215
     --------------------------------------------------------------------------------------

          Source: IDDS Management and The Analytica Group.

          Descriptions of the five key pain indications IDDS is targeting follow.

BREAKTHROUGH CANCER PAIN

          Incidence of cancer is growing due to the continuous aging of the general population and further increases in cancer survival rates as a result of new therapies and treatments. Breakthrough cancer pain is characterized by chronic episodes of acute, moderate-to-severe pain that suddenly flare up and overcome a standing, by-the-clock pain management regimen. This type of pain is particularly difficult to treat due to its severity, rapid onset, and the often unpredictable nature of its occurrence. It is estimated that more than 60% of the U.S. incidence rate of 786,125 patients suffering from either moderate-to-severe or excruciating breakthrough pain are treated for their conditions with a combination of short- and long-acting analgesics. On average, patients suffering from breakthrough pain experience one to five breakthrough episodes per day and require therapy for their condition for 150 days per year. The current standard of care for breakthrough pain is the administration of as-needed, immediate-release oral opioids. According to the Agency for Healthcare Research and Quality's Evidence Report/Technology Assessment Number 61 ("Management of Cancer Symptoms: Pain, Depression and Fatigue"), 75% of patients with breakthrough cancer pain are dissatisfied with their current pain medications. IDDS believes that one or more of its product candidates might provide a faster-acting and more effective alternative treatment for breakthrough cancer pain.

POST-OPERATIVE PAIN

          Post-operative pain is typically attributable to acute, moderate-to-severe pain and is the direct result of a surgical procedure. Fifteen million surgeries are performed each year in the U.S. that require opioid therapy post-operation. Post-operative pain following minor surgical procedures is usually provided with oral or parenteral NSAIDs or a weak oral opioid for the management of post-operative pain episodes. More invasive surgical procedures of an intermediate nature require hospitalization for the management of post-operative pain. Intravenous patient-controlled analgesia ("PCA") with opioids is the therapy of choice for treating this patient population prior to discharge from the hospital. PCA allows a patient to receive drugs on demand by using an infusion pump that is programmed by the physician to intermittently administer drugs when the patient pushes a button. The addition of parenteral or oral NSAIDs to this regimen is gaining broader use as these have been demonstrated to decrease the requirement for opioids. Major surgery produces major trauma and requires hospitalization. Treatment of post-operative pain following major surgery often requires epidural infusion of the strongest opioids supplemented by PCA with opioids and oral or parenteral NSAIDs to manage breakthrough pain episodes. IDDS believes that one or more of its product candidates might be effective for the management of pain following minor surgical procedures and offer a readily acceptable alternative to IV PCA for the management of moderate-to-severe pain and breakthrough pain following major surgical procedures.

LOWER BACK PAIN

          Lower back pain is the most common medical complaint in developed countries and the most common reason for disability in the U.S. Thus, the patient population is extremely large, and while a host of physiotherapy, nerve block, and surgical approaches are available, analgesics are the mainstay of every therapeutic treatment program. According to the Centers for Disease Control, there are approximately 7.9 million individuals whose chronic back problems are activity-limiting, 8% of which experience breakthrough back pain. The most severe episodes require the use of opioids. IDDS believes that one or more of its product candidates might effectively treat the subset of patients suffering from breakthrough episodes of lower back pain whose cases are severe enough to be activity-limiting.

ORTHOPEDIC INJURY

          Treatment of fractures can involve the realignment of bones, a procedure referred to as reduction. Although fractures and dislocations are generally due to minor injuries, the time leading up to and during reduction of a fracture or the correction of a dislocation is often associated with acute, moderate-to-severe pain. According to the National Center for Health Statistics' Annual Health Survey published in 1998, there were approximately 4.8 million emergency department visits due to fractures or dislocations in the U.S. in 1996. IDDS believes that emergency departments have an economic incentive to use any therapy that can speed patient discharge from the hospital and avoid expenses associated with administration of intravenous drugs. IDDS also believes that one or more of its product candidates might satisfy the underserved medical need for agents that are fast-acting, safe, and easily titrated to treat moderate-to-severe pain associated with orthopedic injury in the emergency department setting.

BURN PAIN

          According to the American Burn Association there are over one million burn injuries each year in the U.S. of which 700,000 present to emergency rooms and 45,000 require hospitalization. Of these people, 5%, or 125,000 are treated in an in-patient provider setting. Burn pain is typically attributable to an immediate moderate-to-severe response as a result of injuries sustained after thermal, chemical or electrical injury to skin tissue, as well as the removal or reapplication of dressings related to the initial burn. Burn pain is often more complex than post-operative pain and is currently treated with potent intravenous opioids, oral opioids, and other oral analgesics. Pain associated with burn trauma continues to be of considerable significance in the lives of burn victims long after the initial injury and hospitalization. The published research on pain in this population is much less extensive than for postoperative or cancer pain, and IDDS believes the burn pain patient population to be largely underserved. IDDS believes that one or more of its product candidates might be effective for the management of pain following in-patient burn treatments, as well as for treating various forms of procedural pain, including wound care treatments and dressing reapplications.

IDDS' STRATEGY

          IDDS's goal is to become a successful leading specialty pharmaceutical company by focusing its efforts on developing new prescription pain medications that are simple, user friendly and cost-effective for the potential future treatment of patients with underserved pain management needs. Key elements of IDDS's commercialization strategy are:

o FOCUS ON UNMET AND UNDERSERVED MEDICAL NEEDS IN THE PRESCRIPTION PAIN MEDICATION MARKET. Despite advances in medicine and the development of new drugs, pain relief remains a critical area of unmet and underserved medical need. Increasingly, patients, advocacy groups, and the media are highlighting the shortcomings of pain management. IDDS will continue to focus on developing and commercializing differentiated pain control products that provide the flexibility and versatility required to adequately address the limitations of existing prescription pain drugs.

o EFFICIENTLY SELECT PRODUCT CANDIDATES TO MINIMIZE RISK AND MAXIMIZE OPPORTUNITY. IDDS will continue to use its in-house experience and capabilities in product development, business development and portfolio management to build and maintain an attractive product portfolio and candidate pipeline.

o DEVELOP NEW PRODUCTS WITH REDUCED CLINICAL AND REGULATORY RISK. Following the specialty pharmaceutical business model, IDDS typically develops branded pharmaceuticals with novel methods of administration and new indications from existing approved drugs with established safety profiles.

o RETAIN SALES AND MARKETING RIGHTS TO PRODUCT CANDIDATES THROUGH LATE STAGE DEVELOPMENT. IDDS currently retains all worldwide marketing and distribution rights in all indications. IDDS may retain marketing rights for narrow distribution channels in the U.S. and license out boarder distribution channels and non U.S. rights.

PRODUCTS

          IDDS is developing differentiated pain control products that provide the flexibility and versatility required to adequately address the limitations of existing prescription pain pharmaceuticals. IDDS's current pipeline includes three lead product candidates, each of which is protected by different intellectual property and is based on different technology. IDDS selected these product candidates based on its belief that each offered significantly lower clinical, regulatory, and commercial risk profiles as compared to new chemical entities.

DYLOJECT(TM) (INJECTABLE DICLOFENAC 37.5MG/ML)

          Background. Diclofenac belongs to the class of drugs known as NSAIDs and is widely prescribed to treat post-operative pain due to its combination of effectiveness and tolerability. The mechanism of action of diclofenac appears to be associated with inhibiting the body's ability to synthesize prostaglandins. The body produces prostaglandins in response to tissue injury that in turn results in inflammation and pain.

          Currently available formulations of the popular drug diclofenac are insoluble in water. IDDS has successfully improved the solubility of diclofenac by the addition of hydroxypropyl-beta-cyclodextrin (HPaCD) allowing for the creation of a proprietary injectable formulation that can efficiently deliver the drug to the patient's bloodstream. Cyclodextrins, such as HPaCD, are ring-shaped carbohydrate molecules that can improve the solubility of poorly soluble drugs. While there are many types of cyclodextrins, most are systemically toxic. Only modified cyclodextrins such as HPaCD are regarded as safe for injection. IDDS' HPaCD is used in higher concentrations in the FDA-approved injectable antifungal drug, Sporanox(R).

          NSAIDs offer several advantages over opioids for the management of post-operative pain. NSAIDs have limited effect on the central nervous system, do not depress respiration, and are non-sedating. This latter attribute is of special importance in intermediate, ambulatory surgery since NSAIDs can provide analgesia without delaying patient discharge from the hospital or outpatient setting. In addition, NSAIDs are also useful in patients who cannot take opioids.

          There exists an underserved medical need for a safe and effective injectable NSAID in the hospital setting. For example, ketalorac (Toradol(R)) is an injectable NSAID that had significant sales prior to FDA's imposing a black box warning limiting the combined duration of IV plus oral use to five days because of the risk of serious adverse events. Oral diclofenac can be used safely in excess of five days and has a considerably superior safety profile Diclofenac is currently approved for use in the U.S. in a variety of oral formulations as well as a topical and ophthalmic formulation. An injectable formulation of diclofenac is commercially available in Europe, but has significant drawbacks, including the need to buffer and dilute at the pharmacy and a lengthy infusion period (over thirty minutes). The development of injectable formulations of diclofenac has been limited by the drug's poor solubility. IDDS believes that the proprietary formulation of injectable diclofenac that IDDS is developing has the potential to overcome these issues and may provide an effective and safe treatment of moderate-to-severe acute pain.

          Clinical Results. Dyloject(TM) is in development in the U.S. for the treatment of post operative pain as well as Europe for the treatment of acute forms of pain, including renal colic, exacerbations of osteo- and rheumatoid arthritis, acute back pain, acute goat, acute trauma, pain associated with fractures in addition to post operative pain.

          Initial studies of Dyloject(TM), when administered by intravenous or intramuscular injection, have demonstrated a safe rapid onset of action. Dyloject(TM) has also demonstrated bioequivalence to Voltarol(R). Published results from a 269-patient randomized, placebo-controlled, double-blind post operative pain phase II clinical trial demonstrated that Dyloject(TM) provides a rapid drop in pain intensity. At all dosage levels tested, Dyloject(TM) provided statistically significant post operative pain relief through 6 hours (p <0.05) and was safe and well-tolerated by patients. The results of this clinical study were published in 2000 in the European Journal of Clinical Pharmacology.

          In October 2003, IDDS completed a randomized, four-way cross-over phase I trial comparing the pharmacokinetics, bioequivalence and safety of Dyloject(TM) to Voltarol(R). Dyloject(TM) was bioequivalent to Voltarol(R) regardless of intravenous infusion time as defined and required by the MHRA regulatory authority.

          In March 2004, IDDS completed randomized, four-way cross-over phase I clinical study comparing the pharmacokinetic, bioequivalence and safety of Dyloject(TM) to Voltarol(R) when administered intravenously and intramuscularly. Dyloject(TM) was found to be bioequivalent to Voltarol(R) regardless of the method of administration and was safe and well tolerated.

RYLOMINE(TM) (INTRANASAL MORPHINE 75 MG/ML)

          Background. Rylomine(TM) is in development in the U.S. and Europe for the treatment of acute moderate-to-severe pain and breakthrough pain. Morphine, the analgesic standard to which all other opioids are usually compared, is a potent agonist of the mu-opioid receptor. When morphine binds to this receptor, it inhibits the transmission of pain signals from nerve endings to the central nervous system. The power of morphine to reduce the level of physical distress places it among the most important naturally occurring compounds. Morphine is a strong analgesic used for the relief of moderate-to-severe acute and chronic pain, pre-operative sedation, and as a supplement to anesthesia. It is the drug of choice for pain associated with myocardial infarction and cancer.

          ChiSysTM Delivery Platform. IDDS has a proprietary drug delivery technology that allows it to deliver morphine and to achieve therapeutic blood levels of the drug in a predictable fashion that was previously unattainable when administered through the nasal route. The key to this technology is ChiSysTM, a naturally occurring carbohydrate polymer that, while pharmaceutically inert by itself, enhances the absorption of compounds across mucosal membranes, such as those found in the nasal cavity, and thereby provides the potential to deliver drugs through alternative routes. This is particularly important for compounds such as morphine that are poorly absorbed across mucosal barriers and, in particular, the nasal membrane. The contribution of ChiSysTM to enhancing mucosal drug absorption is reported to be due to several factors including its potent mucoadhesive property, which prevents drug washout.

          Conventional oral formulations of morphine do not provide rapid relief of pain in many patients. Aside from its slow and variable onset of action, oral morphine demonstrates considerable patient-to-patient variability in absorption. Clinicians often rely on injectable types of morphine preparations to assure rapid and effective pain relief. Administration of injectable morphine often requires professional assistance or hospitalization. Therefore, alternative formulations of morphine that are easy to administer by a patient or caregiver, and deliver rapid onset of action with clinically meaningful levels of active drug would provide significant medical benefit. IDDS believes that Rylomine(TM) represents such an alternative formulation that combines patient convenience, ease of use, and cost-effectiveness with rapid onset of pain relief and well-accepted potency of the injectable delivery routes.

          Rylomine(TM) is in development in the U.S. and Europe for the treatment of acute moderate-to-severe pain and breakthrough pain. Previous single- and multiple-dose Phase I clinical studies of Rylomine(TM) have demonstrated similar pharmacokinetics to intravenous morphine. Rylomine(TM) is rapidly absorbed producing blood levels of morphine typically associated with analgesic effectiveness. These data were presented at the 2002 International Association for the Study of Pain 10th. World Congress on Pain, in San Diego, CA.

          In December 2002, IDDS completed a large randomized, placebo- and comparator-controlled, double-blind, phase II trial evaluating the safety and effectiveness of Rylomine(TM) in 225 patients suffering from moderate-to-severe post-operative pain. Rylomine(TM) provided statistically superior total pain relief as compared to placebo (p <0.05) with appreciable pain relief occurring five to ten minutes following nasal administration. Rylomine(TM) delivered a statistically similar onset of action and total pain relief outcome as compared to intravenous morphine infused over 10 minutes. Rylomine(TM) also demonstrated a lower side effect profile and faster onset of action compared to oral morphine.

          In October 2004, following the decision of the European Agency for the Evaluation of Medicinal Products ("EMEA") to grant "Part B status" for Rylomine(TM), a pre-MAA submission meeting was held between the representatives of the EMEA and IDDS.

PMI-100/150 (INTRANASAL KETAMINE 100-150/MG/ML)

          Background. IDDS has a developed PMI-100/150, a proprietary nasal formulation of ketamine which is currently under development for treatment of acute moderate to severe pain and breakthrough pain. Ketamine, a non-opiate, is an N-methyl-D-aspartate ("NMDA"), receptor antagonist that has been in clinical use for over 30 years as a general anesthetic. Since its approval by the FDA, ketamine has been safely used as an anesthetic in tens of thousands of patients. NMDA receptors are located in the central nervous system and play a role in the perception of acute and chronic pain. Ketamine blocks NMDA receptors and therefore is a logical drug candidate for use as an analgesic for syndromes associated with acute pain, as well as breakthrough (acute on chronic) pain. Ketamine, at lower doses than that approved for use as an anesthetic, has been reported in the medical literature to be an effective analgesic in settings such as postoperatively , during emergency medical procedures, and for neuropathic pain.

          As reported in recent medical literature, the use of ketamine as an analgesic, while not yet approved by the FDA, is gaining clinician acceptance as a result of its effectiveness and minimal impact on cardiovascular and respiratory functions. Since ketamine is not approved for use as an analgesic, physicians have resorted to using the drug off-label. IDDS believes that an FDA-approved formulation of ketamine for the treatment of moderate-to-severe pain will provide physicians with an accepted and regulated alternative to off-label use. In addition, in 1998, ketamine was scheduled by the DEA as a
Schedule III controlled substance. IDDS believes this will only improve the prospects of its intended use of ketamine, as the scheduling of ketamine by the DEA provides additional protection with respect to controlling distribution, prescribing patterns, and disposal, thereby reducing the potential for misuse.

          Clinical Results. PMI-100/150 is in development in the U.S. and Europe for the treatment of acute moderate-to-severe pain and breakthrough pain. The Company believes that PMI-100/150 is optimized for use as a pain medication and potentially offers a safe, non-opioid alternative for the treatment of moderate-to-severe pain.

          Previous randomized, double-blinded, placebo-controlled phase II clinical studies have demonstrated statistically significant (p<0.05) relief of moderate to severe post-operative and breakthrough pain. PMI-100/150 was fast-acting, with statistically significant (p<0.05) pain relief occurring as early as 4 minutes post administration of PMI-100/150. PMI-100/150 also appeared to be safe and well-tolerated by patients. These results were presented at the American Society for Clinical Pharmacology and Therapeutics in Atlanta, Georgia in April 2002 and the American Society of Clinical Oncology in Orlando, Florida in May 2002.

          In May 2003, following the presentation of clinical data at the plenary session of the Advanced Technology Application for Combat Casualty Care conference in Orlando, Florida, the U.S. Department of Defense awarded an approximately $4 million funding extension to IDDS to aid in the development of PMI-100/150. This award is based on the need of the military for a fast-acting, non-invasive, and non-sedating alternative to the intravenous and oral medications commonly used for treatment of combat-related injuries.

          In June 2004, the company attended the End-of-Phase II meeting with representatives of the U.S. Food and Drug Administration (FDA).

COMPETITIVE GRANTS

          IDDS has received the following grants that provide both financial and development support for several of its clinical programs.

U.S. DEPARTMENT OF DEFENSE

          The U.S. Department of Defense has awarded IDDS a total of approximately $5.5 million in contracts and funding grants since September 2000 to develop PMI-100/150 for the treatment of acute moderate-to-severe pain. These awards are based on the desire of the military for a fast-acting, non-invasive, and non-sedating alternative to the intravenous and oral medications commonly used today for treating combat-related injuries such as burns, bullet wounds, and blunt trauma. These contracts typically reimburse IDDS for expenses associated with some aspects of the non-clinical, clinical, and manufacturing programs required to support a NDA submission. The Department of Defense has stated its commitment to continue funding certain aspects of development of this product through FDA approval.

NATIONAL INSTITUTES OF HEALTH/NATIONAL CANCER INSTITUTE

          In August 2000, IDDS was awarded a Phase I grant from the National Institutes of Health/National Cancer Institute Small Business Innovation Research Award for "The Development of Ketamine for Breakthrough Pain." This work was published by Carr et al., 2004 Pain 108 (2004) 12-27, the leading medical journal in the pain field. This award provided approximately $0.3 million of funding from the National Cancer Institute for the development of PMI-100/150 as an analgesic for intractable malignant pain, such as breakthrough cancer pain, based on its potential to provide a substantial medical benefit in an area of underserved medical need. This award was granted in a peer-reviewed and very competitive basis and provides an independent validation of the future potential of PMI-100/150. In 2004, IDDS has received a high priority score for funding of its Phase II Small Business Innovative Research grant application from the National Institutes of Health/National Cancer Institute.

STRATEGIC AGREEMENTS

SHIMODA AGREEMENT

          In December 2001, IDDS entered into a license agreement with Shimoda Biotech, Ltd. and its wholly-owned subsidiaries, Farmarc N.A.N.V. (Netherlands Antilles) and Farmarc Netherlands B.V. under which IDDS received certain worldwide, exclusive rights to develop and commercialize products related to a proprietary formulation of the injectable delivery of diclofenac. Shimoda Biotech, Ltd. and Farmarc's rights to the formulation were originally licensed from Janssen Pharmaceutica Products, L.P. Under the terms of this agreement, IDDS agreed to use commercially reasonable efforts to bring to market products that use the technology it licensed from Farmarc and Shimoda, continue active marketing efforts for those products, and comply with the commercialization timelines imposed on Shimoda by IDDS that licensed some of this technology to Shimoda. IDDS is currently in compliance with the agreement and has positive relations with its license partners. Shimoda agreed that it will not grant to any third party any right or license under any of Shimoda's intellectual property rights involving the use of any cyclodextrin product related to pain management, anesthesia or sedation without first offering IDDS the right on the same terms and conditions.

          As of September 30, 2004, IDDS has made aggregate payments of $1.7 million in cash to Shimoda or its affiliates on its behalf. Under the terms of this agreement, IDDS is obligated to make future payments to Shimoda and Farmarc, and on Shimoda's behalf, to certain third parties, for a license fee and other milestone and reimbursement payments which in aggregate total approximately $6.0 million, and if it commercializes products using the technology under this agreement, IDDS is obligated to pay Shimoda and Farmarc, on a country-by-country basis, a royalty on the sales, net of various customary cash discounts, attributable to these products.

WEST PHARMACEUTICAL AGREEMENTS

          In August 2000, IDDS entered into a license agreement, which was amended in October 2001 and December 2003, with West Pharmaceutical under which IDDS had a worldwide, exclusive right to develop and commercialize intranasal morphine under patents held by West Pharmaceutical for the transmucosal delivery of morphine to humans and animals for the treatment of pain. The licensed patent portfolio from West Pharmaceuticals provides U.S. and worldwide protection until 2014. The term of the license remains in effect until the last to expire of the Licensed Patents. IDDS believes with high probability that its recently filed patent applications, if approved, will significantly expand the life of these patents. Under this agreement, IDDS has made aggregate milestone payments to West Pharmaceutical of approximately $2.3 million in cash as of September 30, 2004. IDDS is obligated to make future payments totaling approximately $5.0 million upon successfully reaching certain defined development milestones, which include the filing of a NDA with the FDA and the approval of a NDA by the FDA of a licensed product. IDDS is obligated to pay West Pharmaceutical a royalty on the sales, net of various customary cash discounts, attributable to intranasal morphine.

KETAMINE LICENSE

          IDDS assumed a license agreement with Dr. Stuart Weg upon the closing of its merger with Pain Management, Inc., another specialty pharmaceutical company, in September 2000. The license grants IDDS the exclusive, worldwide rights for the intellectual property surrounding intranasal ketamine. Under this agreement, IDDS has made aggregate payments to Dr. Weg, Dr. Brotspies, and Calgar & Associates of $0.6 million in cash and 65,360 shares of Series C Preferred Stock as of September 30, 2004. IDDS is obligated to make aggregate future payments of approximately $1.0 million, payable after it is a public company, at its discretion, in the form of cash or stock, upon the earlier of certain defined dates. IDDS is obligated to pay Dr. Weg, Dr. Brotspies, and Calgar & Associates a royalty on the sales, net of various customary cash discounts, attributable to intranasal ketamine.

SALES AND MARKETING

          IDDS' commercialization efforts will focus on a dual-path marketing and distribution strategy as a result of its areas of therapeutic focus. A narrow channel of distribution will target hospitals, chronic care facilities, palliative care providers, long-term care centers, pain specialists, high-prescribing oncologists, oncology clinics, burn clinics, and customers such as the U.S. Department of Defense. This focused approach allows for the creation of a small internal sales and marketing organization. In addition to building its own sales and marketing organization, IDDS is also evaluating the utilization of a broader channel of distribution such as large, established pharmaceutical companies and contract sales organizations to assist in the broadest commercialization of its product candidates. In order to cover all of the key prescribing physicians at an adequate level of reach and frequency, IDDS would need to significantly expand its proposed sales force or partner with a company with a substantial sales organization. Outside of the U.S. IDDS intends to sublicense distribution and marketing rights to one or more pharmaceutical companies with established sales forces in the targeted territories.

COMPETITION

          IDDS' success will depend, in part, upon its ability to achieve market share at the expense of existing, established products and future products in the relevant target markets. Existing and future products, therapies, technological innovations, and delivery systems will compete directly with its products. Competing products and technologies may provide greater therapeutic benefit for a specific indication or may offer comparable performance at a lower cost. Alternative technologies are being developed to improve the delivery of drugs within the prescription pain management industry, several of which may be in the clinical trials stage or are awaiting approval from the FDA.

          IDDS competes with fully integrated pharmaceutical companies, smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies, and other public and private research institutions. Many companies, for example, currently sell either generic or proprietary prescription pain formulations. Companies that currently sell both generic and proprietary opioid formulations include among others Abbott Laboratories, Alza Pharmaceuticals, AstraZeneca, Cephalon, Endo Pharmaceuticals, Elkins-Sinn, Janssen Pharmaceutica, McNeil Consumer Healthcare, Purdue Pharma, Roxane Laboratories and Watson Laboratories. Alternative technologies are being developed to improve or replace the use of opioids for pain management, several of which are in clinical trials or are awaiting approval from the FDA. These alternatives include Elan's Ziconatide, as well as combination products from Endo Pharmaceuticals. In addition, companies pursuing different but related fields represent substantial competition. Such competitors may also have access to more resources, financial and otherwise, which may allow these institutions to develop and market competing products more rapidly and more effectively than IDDS. Many of these competitors, either alone or together, with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than IDDS does, as well as significantly greater experience in developing drugs, undertaking preclinical testing and human clinical trials, obtaining FDA and other regulatory approvals of drugs, formulating and manufacturing drugs and launching, marketing and selling drugs.

INTELLECTUAL PROPERTY

          IDDS' goal is to obtain, maintain, and enforce patent protection for its products, formulations, processes, methods, and other relevant proprietary technologies, preserve its trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. IDDS' policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for its product candidates, proprietary information, and proprietary technology through a combination of contractual arrangements and patents.

          IDDS currently has certain exclusive license rights under approximately 81 patents filed in the US and worldwide. IDDS also depends upon the skills, knowledge, and experience of its scientific and technical personnel, as well as that of its advisors, consultants, and other contractors, none of which is patentable. To help protect its proprietary know-how which is not patentable, and for inventions for which patents may be difficult to enforce, IDDS relies on trade secret protection and confidentiality agreements to protect its interests. To this end, it requires all employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to IDDS of the ideas, developments, discoveries and inventions important to its business.

MANUFACTURING

          IDDS owns no manufacturing facilities; however, it contracts with qualified third parties who must comply with manufacturing practices and procedures reviewed by the FDA for the manufacture of bulk active pharmaceutical ingredients and finished product. IDDS has entered into contractual agreements with DPT Lakewood, Inc. for the clinical production of Rylomine(TM) and PMI-100/150. IDDS has entered into an agreement with Precision Pharma for the clinical production of Dyloject(TM). The FDA has inspected and approved both DPT Lakewood, Inc. and Precision Pharma facilities and both were determined to be in compliance with good manufacturing practices.

GOVERNMENT REGULATION

          The FDA and comparable regulatory agencies in foreign countries as well as pharmacy regulators in state and local jurisdictions, impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising, and promotion of IDDS' products.

          The process required by the FDA under the drug provisions of the United States Food, Drug, and Cosmetic Act before IDDS' initial products may be marketed in the U.S. generally involves the following:

          o    Preclinical laboratory and animal tests;

          o Submission of an IND, which must become effective before human clinical trials may begin;

          o Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for its intended use;

          o    Submission to the FDA of a NDA; and

          o    FDA review and approval of a NDA.

          The testing and approval process requires substantial time, effort, and financial resources, and IDDS cannot be certain that any approval will be granted on a timely basis, if at all.

          Preclinical tests include laboratory evaluation of the product candidate, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product candidate. Certain preclinical tests must be conducted in compliance with good laboratory practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring such studies to be replicated. In some cases, long-term preclinical studies are conducted while clinical studies are ongoing.

          IDDS then submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of an IND, which must become effective before it may begin human clinical trials. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. IDDS' submission of an IND may not result in FDA authorization to commence clinical trials. All clinical trials must be conducted under the supervision of a qualified investigator in accordance with good clinical practice regulations. These regulations include the requirement that all subjects provide informed consent. Further, an independent Institutional Review Board ("IRB") at each medical center proposing to conduct the clinical trials must review and approve any clinical study. The IRB also continues to monitor the study and must be kept aware of the study's progress, particularly as to adverse events and changes in the research. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if adverse events occur.

          HUMAN CLINICAL TRIALS ARE TYPICALLY CONDUCTED IN THREE SEQUENTIAL PHASES THAT MAY OVERLAP:

          o Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution, and excretion.

          o Phase II: The drug is studied in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

          o Phase III: When Phase II evaluations demonstrate that a dosage range of the drug is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population, often at geographically dispersed clinical study sites.

          IDDS cannot be certain that it will successfully complete Phase I, Phase II, or Phase III testing of its product candidates within any specific time period, if at all. Furthermore, the FDA or the Institutional Review Board or the IND sponsor may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

          Under the Pediatric Research Equity Act of 2003, IDDS is also required to include an assessment, generally based on clinical study data, on the safety and efficacy of its drugs for all relevant pediatric populations before it submits a NDA. The statute provides for waivers or deferrals in certain situations, but IDDS can make no assurances that such situations will apply to its products.

          Concurrent with clinical trials and pre-clinical studies, IDDS also must develop information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with good manufacturing practice ("GMP") requirements. The manufacturing process must be capable of consistently producing quality batches of the product, and IDDS must develop methods for testing the quality, purity, and potency of the final products. Additionally, appropriate packaging must be selected and tested and chemistry stability studies must be conducted to demonstrate that the product does not undergo unacceptable deterioration over its shelf-life.

          The results of product development, pre-clinical studies, and clinical studies are submitted to the FDA as part of a NDA for approval of the marketing and commercial shipment of the product. The FDA reviews each NDA submitted and may request additional information, rather than accepting the NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the FDA accepts the NDA for filing, the agency begins an in-depth review of the NDA. The FDA has substantial discretion in the approval process and may disagree with IDDS' interpretation of the data submitted in the NDA. The review process may be significantly extended by the FDA requests for additional information or clarification regarding information already provided. Also, as part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation. The FDA is not bound by the recommendation of an advisory committee. Manufacturing establishments often also are subject to inspections prior to NDA approval to assure compliance with GMPs and with manufacturing commitments made in the relevant marketing application.

          Under the Prescription Drug User Fee Act ("PDUFA"), submission of a NDA with clinical data requires payment of a fee. For fiscal year 2004, that fee is $573,500. In return, the FDA assigns a goal of ten months for standard NDA reviews from acceptance of the application to the time the agency issues its "complete response," in which the FDA may approve the NDA, deny the NDA if the applicable regulatory criteria are not satisfied, or require additional clinical data. Even if these data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. If the FDA approves the NDA, the product becomes available for physicians to prescribe. Even if the FDA approves the NDA, the agency may decide later to withdraw product approval if compliance with regulatory standards is not maintained or if safety problems occur after the product reaches the market. The FDA may require post-marketing studies, also known as Phase IV studies, as a condition of approval to develop additional information regarding the safety of a product. In addition, the FDA requires surveillance programs to monitor approved products that have been commercialized, and the agency has the power to require changes in labeling or to prevent further marketing of a product based on the results of these post-marketing programs.

          Satisfaction of the above FDA requirements or requirements of state, local and foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the pharmaceutical product. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon IDDS' activities. IDDS cannot be certain that the FDA or any other regulatory agency will grant approval for any of its products under development on a timely basis, if at all. Success in preclinical or early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from pre-clinical and clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain regulatory approvals would have a material adverse effect on IDDS' business.

          Any products manufactured or distributed by IDDS pursuant to the FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experiences with the drug, submitting other periodic reports, drug sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with certain electronic records and signature requirements, and complying with the FDA promotion and advertising requirements. Drug manufacturers and their subcontractors are required to register their facilities with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with good manufacturing practices, which impose procedural and documentation requirements upon IDDS and its third-party manufacturers. Failure to comply with these regulations could result, among other things, in suspension of regulatory approval, recalls, suspension of production or injunctions, seizures, or civil or criminal sanctions. IDDS cannot be certain that it or its present or future subcontractors will be able to comply with those regulations and other FDA regulatory requirements.

          The FDA regulates drug labeling and promotion activities. The FDA has actively enforced regulations prohibiting the marketing of products for unapproved uses. Under the FDA Modernization Act of 1997, the FDA will permit the promotion of a drug for an unapproved use in certain circumstances, but subject to very stringent requirements. IDDS and its product candidates are also subject to a variety of state laws and regulations in those states or localities where its products are or will be marketed. Any applicable state or local regulations may hinder IDDS' ability to market IDDS' products in those states or localities. In addition, whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent sales and marketing efforts in those countries. The approval procedure varies in complexity from country to country, and the time required may be longer or shorter than that required for FDA approval. IDDS may incur significant costs to comply with these laws and regulations now or in the future.

          The FDA's policies may change, and additional government regulations may be enacted which could prevent or delay regulatory approval of IDDS' potential products. Moreover, increased attention to the containment of health care costs in the U.S. and in foreign markets could result in new government regulations that could have a material adverse effect on IDDS' business. IDDS cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

OTHER REGULATORY REQUIREMENTS

          The U.S. Federal Trade Commission and the Office of the Inspector General of the U.S. Department of Health and Human Services ("HHS") also regulate certain pharmaceutical marketing practices. Also, reimbursement practices and the HHS covering medicine and medical services are important to the success of procurement.

          The Controlled Substances Act ("CSA") administered by the DEA imposes various registration, record-keeping and reporting requirements, procurement and manufacturing quotas, labeling and packaging requirements, security controls, and a restriction on prescription refills on certain pharmaceutical products. The CSA is administered by the DEA, a division of the Department of Justice. The DEA has a dual mission - law enforcement and regulation. The former deals with the illicit aspects of the control of abusable substances and the equipment and raw materials used in making them. The DEA shares enforcement authority with the Federal Bureau of Investigation, another division of the Department of Justice. The DEA's regulatory responsibilities are concerned with the control of registered handlers of controlled substances including manufacturers and distributors like IDDS and/or IDDS' subcontractors, and with the substances themselves, equipment and raw materials used in their manufacture and packaging, in order to prevent such articles from being diverted into illicit channels of commerce. To meet its responsibilities, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Failure of companies to maintain compliance, particularly as manifested in loss or diversion, can result in regulatory action including civil and criminal penalties, refusal to renew necessary registrations, or initiating proceedings to revoke those registrations. If a manufacturer or distributor has its registration revoked, it can no longer lawfully possess or distribute controlled substances meaning effectively that the operations of such an organization must cease with respect to controlled substances. In certain circumstances, violations also can lead to criminal proceedings.

          A principal factor in determining the particular requirements, if any, applicable to a product is its actual or potential abuse profile. A pharmaceutical product may be "scheduled" as a Schedule I, II, III, IV or V substance, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest. Morphine and ketamine are classified as Schedule II and III substances, respectfully. In addition, any of IDDS' products that contain one of its product candidates in combination with narcotics will be subject to DEA regulations relating to manufacturing, storage, distribution, and physician prescribing procedures. As a Schedule III substance, prescriptions for IDDS' ketamine product would be limited to five total refills. Morphine, however, as a Schedule II substance would be subject to higher regulation including no refills for prescriptions, special transactions reporting to DEA, special DEA-supplied order forms for all transactions, and prescriptions for schedule II substances generally must be written instead of phoned or faxed to a pharmacy. The DEA also limits the quantity of the schedule II controlled substance inventories used by pharmaceutical manufacturers in the production of controlled substances based on historical sales data. As part of its commercialization of its morphine product, IDDS will be required to file for and obtain quotas from the DEA for the procurement and use of controlled substance raw materials.

          IDDS is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. IDDS may incur significant costs to comply with these laws and regulations now or in the future. IDDS cannot assure you that any portion of the regulatory framework under which IDDS currently operates will not change and that such change will not have a material adverse effect on its current and anticipated operations.

EUROPEAN PRODUCT APPROVAL

          Prior regulatory approval for human healthy volunteer studies (Phase I studies) is required in member states of the E.U. Following successful completion of Phase I studies, data is submitted in summarized format to the applicable regulatory authority in the member state in respect of applications for the conduct of later Phase II studies. The regulatory authorities in the E.U. typically have between one and three months to raise any objections to the proposed study, and they often have the right to extend this review period at their discretion. In addition, one or more independent ethics committees, which typically operate similarly to an Institutional Review Board in the U.S., will review the ethics of conducting the proposed research.

          In order to gain marketing approval in the E.U., IDDS must submit a dossier to the relevant authority for review, which is known in the E.U. as a MAA. The format is usually specific and laid out by each authority, although in general it will include information on the quality of the chemistry, manufacturing and pharmaceutical aspects of the product as well as the non-clinical and clinical data.

          In the E.U. there is, for many products, a choice of two different authorization routes centralized and decentralized. Under the centralized route, which IDDS is pursuing for its intranasal morphine product, one marketing authorization is granted for the entire E.U., while under the decentralized route, which IDDS is pursuing for IV diclofenac, a series of national marketing authorizations are granted. In the centralized system the application will be reviewed by members of the Committee for Proprietary Medicinal Products ("CPMP"), on behalf of EMEA. The EMEA will, based upon the review of the CPMP, provide an opinion to the European Commission on the safety, quality and efficacy of the product. The decision to grant or refuse an authorization is made by the European Commission. In circumstances where use of the centralized route is not mandatory, IDDS can choose to use the decentralized route, in which case the application will be reviewed by one member state's regulatory agency. If the regulatory agency grants the authorization, other member states' regulatory authorities are asked to "mutually recognize" the authorization granted by the first member state's regulatory agency.

          Approval can take several months to several years, or can be denied. The approval process can be affected by a number of factors. Additional studies or clinical trials may be requested during the review and may delay marketing approval and involve unbudgeted costs. The regulatory authorities may conduct an inspection of relevant facilities and review manufacturing procedures, operating systems and personnel qualifications. In addition to obtaining approval for each product, in many cases each drug manufacturing facility must be approved. Further inspections may occur over the life of the product. An inspection of the clinical investigation sites by a competent authority may be required as part of the regulatory approval procedure. As a condition of marketing approval, the regulatory agency may require post-marketing surveillance to monitor for adverse effects, or other additional studies as deemed appropriate. After approval for the initial indication, further clinical studies are usually necessary to gain approval for any additional indications. The terms of any approval, including labeling content, may be more restrictive than expected and could affect the marketability of a product.

          Failure to comply with applicable regulatory requirements after obtaining regulatory approval can, among other things, result in the suspension of regulatory approval, as well as possible civil and criminal sanctions. Renewals in Europe may require additional data, which may result in a license being withdrawn. In the E.U., regulators have the authority to revoke, suspend or withdraw approvals of previously approved products, to prevent companies and individuals from participating in the drug approval process, to request recalls, to seize violative products and to obtain injunctions to close manufacturing plants not operating in conformity with regulatory requirements and to stop shipments of violative products.

PRICING CONTROLS

          Before a pharmaceutical product may be marketed and sold in certain foreign countries the proposed pricing for the product must be approved. The requirements governing product pricing vary widely from country to country and can be implemented disparately at the national level.

          The E.U. generally provides options for its member states to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. For example, the regulation of prices of pharmaceuticals in the United Kingdom is generally designed to provide controls on the overall profits that pharmaceutical companies may derive from their sales to the U.K. National Health Service. The U.K. system is generally based on profitability targets or limits for individual companies which are normally assessed as a return on capital employed by the company in servicing the National Health Service market, comparing capital employed and profits.

          In comparison, Italy generally establishes prices for pharmaceuticals based on a price monitoring system. The reference price is the European average price calculated on the basis of the prices in four reference markets: France, Spain, Germany and the U.K. Italy typically establishes the price of medicines belonging to the same therapeutic class on the lowest price for a medicine belonging to that category. Spain generally establishes the selling price for new pharmaceuticals based on the prime cost, plus a profit margin within a range established each year by the Spanish Commission for Economic Affairs. Promotional advertising costs are limited.

          There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceuticals will allow favorable reimbursement and pricing arrangements for IDDS' products.

THIRD-PARTY REIMBURSEMENTS

          In the U.S., E.U. and elsewhere, sales of therapeutic and other pharmaceutical products are dependent in part on the availability and adequacy of reimbursement to the consumer or the health care provider from third party payers, such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services, and new products that are more expensive than existing treatments may have difficulty finding ready acceptance unless there is a clear therapeutic benefit.

          In the U.S., the willingness of consumers to choose treatment with a self-administered outpatient prescription drug over a different drug, or over another form of treatment, is often dependent in part upon the success of the manufacturer in obtaining placement of the product on their health plan's formulary or drug list, because favorable formulary placement means lower out of pocket costs. Obtaining favorable formulary placement typically requires that the product be less expensive than what the health plan determines to be therapeutically equivalent products, and often requires manufacturers to offer rebates. Federal law also requires manufacturers to pay rebates to state Medicaid programs in order to have their products reimbursed by Medicaid. In addition, the federal Medicare program, which covers most Americans over age 65 and the disabled, currently provides no coverage for self-administered outpatient prescription drugs absent a specific statutory provision. Beginning in the summer of 2004, Medicare will sponsor a prescription drug discount card program that is intended to reduce costs for prescription drugs, and beginning in 2006, a new Medicare Part D will offer eligible beneficiaries limited coverage for outpatient prescription drugs. Both of these programs will also rely on formularies. Also beginning in 2004, Medicare is adopting new payment formulas for prescription drugs administered in a provider setting, such as a hospital or physician's office, that are generally expected to lower reimbursement for those drugs.

          The E.U. generally provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement. Member states in the E.U. can opt to have a "positive" or a "negative" list. A positive list is a listing of all medicinal products covered under the national health insurance system, whereas a negative list designates which medicinal products are excluded from coverage. The E.U., the U.K. and Spain use a negative list approach, while France uses a positive list approach. In Canada, each province decides on reimbursement measures. In some countries, in addition to positive and negative lists, products may be subject to a clinical and cost effectiveness review by a health technology assessment body. A negative determination by such a body in relation to one of IDDS' products could affect the prescribing of the product. For example, in the U.K., the National Institute for Clinical Excellence ("NICE"), provides guidance to the National Health Service on whether a particular drug is clinically effective and cost effective. Although presented as "guidance," doctors are expected to take the guidance into account when choosing a drug to prescribe. In addition, health authorities may not make funding available for drugs not given a positive recommendation by the NICE. There is a risk that a negative determination by the NICE will mean fewer prescriptions. Although the NICE will consider drugs with orphan status, there is a degree of tension on the application by the NICE of the standard cost assessment for orphan drugs, which are often priced more highly to compensate for the limited market. It is unclear whether the NICE will adopt a more relaxed approach toward the assessment of orphan drugs.

          IDDS cannot assure you that any of its products will be considered cost effective and that reimbursement to the consumer or the health care provider will be available or will be sufficient to allow IDDS to sell its products on a competitive and profitable basis.

FRAUD AND ABUSE LAWS

          A federal law commonly known as the Medicare / Medicaid anti-kickback law, and several similar state laws, prohibit any remuneration that is intended to induce physicians or others either to refer patients, or to acquire or arrange for or recommend the acquisition of health care products or services. While the federal law applies only to referrals, products or services for which payment may be made by a federal health care program, the state laws often apply regardless of whether federal funds may be involved. Other federal and state laws prohibit anyone from presenting or causing to be presented claims for payment to health care payers that are false, fraudulent or are for items or services not provided as claimed. Several recent and current enforcement actions by federal and state prosecutors have targeted some sales and marketing activities of prescription drug manufacturers under these statutes. As IDDS begins to market its products to health care providers, such as physicians and hospitals, the relationships IDDS forms, including compensation of physicians for speaking or consulting services, financial support of continuing medical education or research programs, and assisting customers with obtaining third-party reimbursement for its products, could be challenged under these broad laws. A successful challenge could lead to civil or criminal penalties, including the exclusion of IDDS' products from reimbursement under Medicare, Medicaid, U.S. military health care or other federally-funded health care programs. Even an unsuccessful challenge could cause adverse publicity and be costly to respond to, and thus could have a material adverse effect on IDDS' business, results of operations and financial condition. It is IDDS' intention to consult with experienced counsel concerning the potential application of these and other laws to its business and to attempt to structure its sales, marketing and other activities to comply with all such laws. However, given the broad reach of these laws and the increasing attention being given to them by law enforcement authorities, IDDS cannot assure you that some of its activities will not be subject to challenge in the future.

PATENT RESTORATION AND MARKETING EXCLUSIVITY

          The Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, permits the FDA to approve an Abbreviated New Drug Application ("ANDA") for generic versions of innovator drugs, as well as NDAs with less original clinical data, and also provides certain patent restoration and exclusivity protections to innovator drug manufacturers.

          The ANDA process permits competitor companies to obtain marketing approval for a drug with the same active ingredient for the same uses as an innovator drug but does not require the conduct and submission of clinical studies demonstrating safety and efficacy for that product. Instead of safety and efficacy data, therefore, a competitor could make a copy of any of IDDS' drugs and only need to submit data demonstrating that the copy is bioequivalent to its product and gain marketing approval from the FDA.

          Hatch-Waxman requires a competitor that submits an ANDA for a copy of one of IDDS' drugs or otherwise relies in part on data from one of IDDS' drugs regarding its safety and efficacy, to notify IDDS and/or its business partners of their application and potential infringement of IDDS' patent rights. IDDS and/or its business partners may bring a patent infringement suit in federal district court against the company seeking to use IDDS' data or otherwise violate IDDS' patent rights. The discovery, trial and appeals process in such suits can take several years. If such a suit is commenced within 45 days of IDDS' receipt of this notice, Hatch-Waxman provides a 30-month stay on the approval of the competitor's application. If the litigation is resolved in favor of the generic applicant or the challenged patent expires during the 30-month period, the stay is lifted and the FDA may approve the application.

          Hatch-Waxman also provided competitors the ability to market copies of innovator products with the submission of significantly less clinical data outside the ANDA context. Such applications are known as "505(b)(2) NDAs" or "paper NDAs" and may rely upon clinical investigations not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use. Such products are subject to the same patent notification procedures as described above for ANDAs.

          The Act also provides for the restoration of a portion of a product's patent term that is lost during a drug's clinical development and NDA review by the FDA. Hatch-Waxman also provides for a statutory protection, known as exclusivity, against the FDA's approval or acceptance of certain competitor applications. Patent term restoration can return up to five years of patent term for a patent that covers a new product or its use to compensate for time lost during product development and the regulatory review process. This period is generally one-half the time between the effective date of an IND and the submission date of a NDA, plus the time between the submission date of a NDA and the approval of that application, subject to a maximum extension of five years, and no extension can extend the total patent life beyond 14 years after the drug approval date. The application for patent term extension is subject to approval by the U.S. Patent and Trademark Office ("USPTO"), in conjunction with FDA. It takes at least six months to obtain approval of the application for patent term extension, and there can be no guarantee that the application will be granted.

          Hatch-Waxman also provides for differing periods of statutory protection for new drugs approved under a NDA. Among the types of exclusivity are those for a "new molecular entity" and those for a new formulation or a new indication for a previously approved drug. IDDS' current product pipeline includes only drugs with an innovative change to previously approved products with the same active ingredient. Marketing exclusivity for the types of products that IDDS is developing, if granted by the FDA, would prohibit the agency from approving the application of another company that submits an ANDA or 505(b)(2) NDA that relies, at least in part, on data regarding the safety and efficacy of that new indication or formulation for that same active ingredient for three years. This three-year exclusivity, however, only covers the innovation associated with the NDA to which it attaches. Thus, the three-year exclusivity does not prohibit the FDA from approving applications for drugs containing the same active ingredient but without IDDS' new innovative change. These marketing exclusivity protections do not prohibit FDA from approving a full NDA, even if it contains the innovative change.

          The FDA Modernization Act of 1997 included a pediatric exclusivity provision that was extended by the Best Pharmaceuticals for Children Act of 2002. Pediatric exclusivity is designed to provide an incentive to manufacturers for conducting research about the safety and efficacy of their products in children. Pediatric exclusivity, if granted, provides an additional six months of market exclusivity in the United States for new or currently marketed drugs, if certain pediatric studies requested by the FDA are completed by the applicant. To obtain this additional six months of exclusivity, it would be necessary for IDDS to first receive a written request from the FDA to conduct pediatric studies and then to conduct the requested studies according to a previously agreed timeframe and submit the report of the study. There can be no assurances that IDDS would receive a written request from the FDA and if so that IDDS would complete the studies in accordance with the requirements for this six-month exclusivity. The current pediatric exclusivity provision is scheduled to end on October 1, 2007, and there can be no assurances that it will be reauthorized.

CORPORATE INFORMATION

          As of December 10, 2004, IDDS had nine full-time employees and three temporary employees. Its management team includes experienced senior level professionals from leading companies in the medical products industry, including Amgen, Barton & Polansky Associates, Berlex Labs, Boston Biostatistics, Bristol Myers Squibb, BTG, Genetic Diagnostics Corp., E.R. Squibb & Sons, Hoffmann LaRoche, Nastech Pharmaceutical, Novocol Laboratories, Patheon Laboratories, Pfizer, Pharmacia, Purdue, and SmithKline Beecham, Survival Technology. IDDS intents to employ additional employees or retain persons as consultants as needed, depending on the availability of such persons.

          IDDS was incorporated in Delaware in 1999. Its principal executive offices consist of 5000 square feet at 130 West 42nd Street, 12th Floor, New York, NY 10036 under a lease expiring in December 2006. IDDS believes that these premises are sufficient for its current needs.

          The IDDS website is located at http://www.idds.com. Information on its website is not part of this Form 8-K.

LEGAL PROCEEDINGS

          IDDS is not a party to any material legal proceedings nor is IDDS aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against IDDS.

(C)  RISK FACTORS

FORWARD LOOKING STATEMENTS

          We are including the following cautionary statement in this Report on Form 8-K to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Registrant. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, but there can be no assurance that management's expectation, beliefs or projections will result or be achieved or accomplished. We disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

                                   IN GENERAL
                                   ----------

          Our common stock is very speculative and involves a very high degree of risk. An investment in the Registrant is suitable only for the persons who can afford the loss of their entire investment. Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities.

THE MARKET PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY.

          The market price of our common stock traded on OTC Bulletin Board may fluctuate significantly in response to factors, some of which are beyond our control, such as:

          o announcement of new products or product enhancements by us or our competitors;

          o    results of the testing and regulatory approval of our products;

          o developments concerning intellectual property rights and regulatory approvals;

          o quarterly variations in our and our competitors' results of operations;

          o changes in earnings estimates or recommendations by securities analysts;

          o    developments in our industry; and

          o general market conditions and other factors, including factors unrelated to our own operating performance.

          Further, the OTC Bulletin Board market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of such shares, which price volatility might be worse if the trading volume of our common shares is low because of the small number of our shares presently publicly available for sale.

BECAUSE IDDS BECAME PUBLIC BY MEANS OF A REVERSE MERGER, WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS OR INSTITUTIONAL BUYERS.

          Additional risks may exist because IDDS became public through a "reverse merger." Security analysts of major brokerage firms and securities institutions may not cover us since there is no incentive to brokerage firms to recommend the purchase of its common stock. No assurance can be given that established brokerage firms will want to conduct any financings for us in the future.

TRADING OF OUR COMMON STOCK IS LIMITED.

          Trading of our common stock is conducted on the OTC Bulletin Board. This has adversely effected the liquidity of our securities, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for the common stock.

BECAUSE OUR COMMON STOCK MAY BE A "PENNY STOCK," IT WILL BE MORE DIFFICULT TO SELL SHARES.

          Our common stock may be deemed a "penny stock" for purposes of SEC rules. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. The penny stock rules may make it difficult to sell one's shares of our stock. Because of the rules, there is less trading in penny stocks. Also, many brokers choose not to participate in penny-stock transactions. Accordingly, a holder may not always be able to resell shares of our common stock publicly at times and prices that the holder feels are appropriate.

UPON THE EFFECTIVE TIME OF A SECURITIES ACT REGISTRATION STATEMENT, THERE WILL BE A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR SALE, WHICH COULD DEPRESS THE MARKET PRICE OF ITS STOCK.

          We are required to file on behalf of the investors in the Placement and also a substantial number of former IDDS stockholders a Securities Act registration statement that would include a substantial number of our shares of common stock. When those shares become available for sale in the public market, they could harm the market price of our stock. Further, other shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1 percent of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

                         RISKS RELATED TO IDDS' BUSINESS
                         -------------------------------

IDDS CURRENTLY HAS NO PRODUCT REVENUES.

          To date, IDDS has devoted significant financial resources to research and development of its products. Until, and if, IDDS receives approval from the FDA and from regulatory authorities in foreign jurisdictions for its product candidates, IDDS cannot sell its products and will not have product revenues. As a result, IDDS has generated significant operating losses. As of September 30, 2004, IDDS has an accumulated deficit of $47.9 million; although, $18.6 million of this amount is related to a non-cash charge IDDS incurred in connection with a research and development write-off related to its formation. IDDS has used substantial amounts of cash to date and expects capital outlays and operating expenditures to increase over the next several years as it expands its infrastructure and research and development activities. For the foreseeable future, IDDS will have to fund all of its operations and capital expenditures from the net proceeds of the Placement, cash on hand and government grants and contracts.

WE EXPECT TO NEED ADDITIONAL FINANCING TO OPERATE OUR BUSINESS, WHICH FINANCINGS MAY NOT BE AVAILABLE ON SATISFACTORY TERMS OR AT ALL.

          We believe that our existing cash, including the net proceeds IDDS received from the Placement, will be sufficient to support the IDDS current operating plan for at least the next 18 months. IDDS' funding requirements may change as a result of many factors, including delays in development activities, underestimates of budget items, unanticipated cash requirements, limitation of development of new potential products, future product opportunities with collaborators, future licensing opportunities and future business combinations.

Consequently, IDDS may need to seek additional sources of financing, which may not be available on favorable terms, if at all.

          If needed, we would seek to raise additional financing through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we would incur substantial costs relating to interest payments, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to IDDS' technologies or product candidates, or grant licenses on terms that are not favorable to IDDS.

          If we do not succeed in raising additional funds on acceptable terms, IDDS may be unable to complete planned pre-clinical and clinical trials or obtain approval of its product candidates from the FDA and other regulatory authorities. In addition, IDDS could be forced to discontinue product development, curtail operations, reduce or forego sales and marketing efforts and lose attractive business opportunities.

IDDS IS NOT CURRENTLY PROFITABLE AND MAY NOT BECOME PROFITABLE.

          IDDS has a history of losses and expects to incur substantial losses and negative operating cash flows for the foreseeable future, and it may not achieve or maintain profitability. For the year ended December 31, 2003 and for the nine months ended September 30, 2004, IDDS had operating losses of $3.2 million and $4.0 million, respectively. Even if IDDS succeeds in developing and commercializing one or more of its product candidates, IDDS expects to incur substantial losses for the foreseeable future and may never become profitable. IDDS also expects to continue to incur significant operating and capital expenditures for the next several years and anticipates that its expenses will increase substantially in the foreseeable future as it:

          o continues to undertake pre-clinical development and clinical trials for its product candidates;

          o    seeks regulatory approvals for its product candidates;

          o    implements additional internal systems and infrastructure;

          o    leases additional or alternative office facilities;

          o    hires additional personnel; and

          o    expands research and development activities.

          IDDS also expects to experience negative cash flow for the foreseeable future as it funds its operating losses and capital expenditures. As a result, IDDS will need to generate significant revenues in order to achieve and maintain profitability. IDDS may not be able to generate these revenues or achieve profitability in the future. IDDS' failure to achieve or maintain profitability could negatively impact the value of its preferred stock and common stock.

IDDS' INDEPENDENT AUDITORS HAVE EXPRESSED UNCERTAINTY REGARDING ITS ABILITY TO CONTINUE AS A GOING CONCERN.

          IDDS' independent auditors have expressed uncertainty regarding its ability to continue as a going concern because of its operating losses and its need for additional capital. IDDS' financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if it is unable to continue in business as a going concern.

IDDS HAS A LIMITED OPERATING HISTORY.

          IDDS is a development-stage company and has not yet demonstrated its ability to perform the functions necessary for the successful commercialization of any of its product candidates. The successful commercialization of its product candidates will require IDDS to perform a variety of functions, including:

          o continuing to undertake preclinical development and clinical trials;

          o    participating in regulatory approval processes;

          o    formulating and manufacturing products; and

          o    conducting sales and marketing activities.

          IDDS' operations have been limited to organizing and staffing, acquiring, developing and securing its proprietary technology and undertaking pre-clinical trials and clinical trials of its principal product candidates. These operations provide a limited basis to assess its ability to commercialize its product candidates and the advisability of investing in its securities.

IF IDDS FAILS TO OBTAIN OR MAINTAIN THE NECESSARY U.S. OR WORLDWIDE REGULATORY APPROVALS FOR ITS PRODUCT CANDIDATES, IT WILL BE UNABLE TO COMMERCIALIZE ITS PRODUCT CANDIDATES.

          Government regulations in the U.S. and other countries have a significant impact on IDDS' business and affect the research and development, manufacture and marketing of its products. IDDS will require FDA approval to commercialize its product candidates in the U.S., and approvals from similar regulatory authorities in foreign jurisdictions to commercialize its product candidates in those jurisdictions. In order to obtain FDA approval of any of its product candidates, IDDS must submit to the FDA a New Drug Application ("NDA"), demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. IDDS cannot predict whether its research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may either refuse to accept IDDS' application, or may decide after review of IDDS' application that its data is insufficient to allow approval of the relevant product. If the FDA does not accept or approve IDDS' application, it may require IDDS to conduct additional pre-clinical testing, or manufacturing studies and submit that data before it will reconsider IDDS' application or require IDDS to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during IDDS' regulatory review. Delays in obtaining regulatory approvals may:

          o delay commercialization of, and IDDS' ability to derive product revenues from, its product candidates;

          o    impose costly procedures on IDDS; and

          o    diminish competitive advantages that IDDS may otherwise enjoy.

          Even if IDDS complies with all FDA requests, the FDA may ultimately reject one or more of its NDAs. IDDS cannot be certain that it will ever obtain regulatory clearance for any of its product candidates. Failure to obtain FDA approval of any of its principal product candidates will severely undermine IDDS' business by reducing its number of salable products and, therefore, corresponding product revenues. Also, the FDA might approve one or more of IDDS' product candidates but may also approve competitors' products possessing characteristics that offer their own treatment advantages.

          In foreign jurisdictions, IDDS must receive approval from the appropriate regulatory, pricing and reimbursement authorities before it can commercialize and market its drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. Pursuing foreign regulatory approvals will be time-consuming and expensive. The regulations vary among countries, and foreign regulatory authorities may require different or additional clinical trials than IDDS conducted to obtain FDA approval for its product candidates. IDDS cannot give any assurance that it will receive the approvals necessary to commercialize its product candidates for sale outside the United States.

          IDDS plans to request waivers or deferrals from the requirement under the Pediatric Research Equity Act of 2003 to include an assessment, generally based on clinical study data, on the safety and efficacy of its drugs for all relevant pediatric populations before it submits a NDA. IDDS can make no assurances that the FDA will grant its waiver or deferral requests. If IDDS is required to conduct clinical research studies in pediatric patients, this could delay the development and possible approval of its products and increase the overall costs of product approvals.

          IDDS may plan to commercialize some of its products internationally through collaborative relationships with foreign partners. IDDS has limited foreign regulatory, clinical and commercial resources. Future partners are critical to IDDS' international success. IDDS may not be able to enter into collaboration agreements with appropriate partners for important foreign markets on acceptable terms, or at all. Future collaborations with foreign partners may not be effective or profitable for IDDS.

          In addition, even after IDDS' product candidates are marketed, the products and IDDS' manufacturers are subject to continual review by applicable regulatory authorities, including FDA adverse event reporting requirements and FDA requirements governing product distribution, advertising, and promotion. At any stage of development or commercialization, the discovery of previously unknown problems with IDDS' product candidates, IDDS' own manufacturing or the manufacture by third-party manufacturers may result in restrictions on IDDS' products or the manufacture of its products, including withdrawal of the product from the market.

IDDS' PRODUCT CANDIDATES CONTAIN CONTROLLED SUBSTANCES, THE SUPPLY OF WHICH MAY BE LIMITED BY U.S. GOVERNMENT POLICY AND THE AVAILABILITY OF WHICH MAY GENERATE PUBLIC CONTROVERSY.

          The active ingredients in some of IDDS' current product candidates, including morphine and ketamine, are listed by the U.S. Drug Enforcement Agency ("DEA"), as Schedule II or III substances under the Controlled Substances Act of 1970. Consequently, their manufacture, shipment, storage, sale and use are subject to the highest degree of regulation and accountability. For example, all regular Schedule II drugs must be prescribed by a physician, or under a physician's direction, and may not be refilled within 30 days. Furthermore, the amount of Schedule II substances IDDS can obtain for clinical trials and commercial distribution is limited by the DEA, and IDDS' quota may not be sufficient to complete clinical trials or meet commercial demand, if any.

          Products containing controlled substances may generate public controversy. The World Health Organization advocates balance in national analgesic policies, so as to meet medical needs for opioids and other controlled substances while reducing opportunities for drug abuse, misuse and diversion. Opponents of these products, however, may seek restrictions on marketing and withdrawal of any regulatory approvals. In addition, these opponents may seek to generate negative publicity in an effort to persuade the medical community to reject these products. Political pressures and adverse publicity could lead to delays in the introduction and marketing of IDDS' product candidates, increased expenses for marketing, and/or restricted availability of its product candidates. IDDS' contract manufacturers that make and handle controlled substances also are subject to inspections by DEA to evaluate ongoing compliance with security and other requirements under relevant controlled substance law and regulations. IDDS does not have control over its contract manufacturers' compliance with these regulations and standards. Failure to comply with applicable regulatory action including civil penalties, refusal to renew necessary registrations, or initiating proceedings to revoke those registrations and, in certain circumstances may even involve criminal proceedings. If one of IDDS' manufacturers has its registration revoked, it can no longer lawfully possess or distribute controlled substances. In that event, its operations must cease with respect to controlled substances, resulting in a negative impact on IDDS' business.

IDDS' PRODUCT CANDIDATES ARE IN THE MIDDLE TO LATE STAGES OF CLINICAL TRIALS AND THERE IS NO ASSURANCE THAT FINAL APPROVAL WILL BE OBTAINED.

          IDDS' product candidates may never be successfully marketed or manufactured. IDDS' three principal product candidates, injectable diclofenac, intranasal morphine, and intranasal ketamine are in the mid-stages of clinical testing on a limited number of patients. For some medical uses for which IDDS hopes to market its product, to date there have been few or no studies to determine the efficacies of the respective products. It also is possible that the FDA will disagree with IDDS' current clinical and pre-clinical research plans and require it to conduct more extensive studies than it currently anticipates before that agency will consider its products for marketing approval. Some of IDDS' future studies involve drug exposures for durations that are significantly longer than it has tested thus far. The longer-term studies could reveal safety or other issues that could have an adverse impact on the ability to gain marketing approval. The FDA has raised certain issues with respect to some of IDDS' products, such as irritation seen in animals treated with IDDS' diclofenac product candidate and known toxicities of cylcodextrins. IDDS needs to commit substantial time and additional resources in order to conduct further clinical trials before it can submit a NDA with respect to any of these product candidates. IDDS cannot predict with any certainty if or when it might submit a NDA for regulatory approval of any of its product candidates.

CLINICAL TRIALS ARE EXPENSIVE, TIME-CONSUMING AND DIFFICULT TO DESIGN AND IMPLEMENT.

          Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Further, the medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways that IDDS may not be able to accurately predict. The clinical trial process is also time-consuming. IDDS estimates that clinical trials of its product candidates will take at least several more years to complete. Furthermore, as failure can occur at any stage of the trials, IDDS could encounter problems that cause it to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

          o    changes to applicable regulatory requirements;

          o    unforeseen safety issues;

          o    determination of dosing issues;

          o    lack of effectiveness in the clinical trials;

          o    slower than expected rates of patient recruitment;

          o inability to monitor patients adequately during or after treatment;

          o inability or unwillingness of medical investigators to follow IDDS' clinical protocols;

          o inability to maintain a supply of the investigational drug in sufficient quantities to support the trials; and

          o suspension or termination of clinical trials for various reasons, including noncompliance with regulatory requirements or changes in the clinical care protocols and standards of care within the institutions in which IDDS' trials take place.

          In addition, IDDS or the FDA may suspend its clinical trials at any time if it appears that IDDS is exposing participants to unacceptable health risks or if the FDA finds deficiencies in IDDS' Investigational New Drug Application ("IND") submissions or the conduct of these trials.

          A number of companies in the biotechnology and drug development industry have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, IDDS may be unable to develop marketable products.

THE RESULTS OF IDDS' CLINICAL TRIALS MAY NOT SUPPORT ITS PRODUCT CANDIDATE
CLAIMS.

          Even if IDDS' clinical trials are completed as planned, IDDS cannot be certain that their results will support its product candidate claims or that the FDA or government authorities will agree with IDDS' conclusions regarding such results. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and IDDS cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that IDDS' product candidates are safe for humans and effective for indicated uses. This failure would cause IDDS to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, IDDS' clinical trials will delay the filing of its NDAs with the FDA and, ultimately, its ability to commercialize its product candidates and generate product revenues. In addition, IDDS' clinical trials involve a small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results.

DELAYS IN PATIENT ENROLLMENT FOR CLINICAL TRIALS COULD INCREASE COSTS AND DELAY REGULATORY APPROVALS.

          The rate of completion of IDDS' clinical trials will depend on the rate of patient enrollment. There may be substantial competition to enroll patients in clinical trials for IDDS' products in development. This competition has delayed the clinical trials of other biotechnology and drug development companies in the past. In addition, recent improvements in existing drug therapy, particularly for pain management drugs, may make it more difficult for IDDS to enroll patients in its clinical trials as the patient population may choose to enroll in clinical trials sponsored by other companies or choose alternative therapies. Delays in patient enrollment can result in increased development costs and delays in regulatory approvals.

PHYSICIANS AND PATIENTS MAY NOT ACCEPT AND USE IDDS' DRUGS.

          Even if the FDA approves IDDS' drugs, physicians and patients may not accept and use them. Acceptance and use of IDDS' drugs will depend upon a number of factors including:

          o perceptions by members of the health care community, including physicians, about the safety and effectiveness of IDDS' drugs and the use of controlled substances;

          o    cost-effectiveness of IDDS' drugs relative to competing products;

          o availability of reimbursement for IDDS' products from government or other healthcare payers; and

          o effectiveness of marketing and distribution efforts by IDDS and its licensees and distributors, if any.

          Because IDDS expects sales of its current product candidates, if approved, to generate substantially all of its product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm IDDS' business and could require it to seek additional financing.

IDDS' ABILITY TO GENERATE PRODUCT REVENUES WILL BE DIMINISHED IF ITS DRUGS SELL FOR INADEQUATE PRICES OR PATIENTS ARE UNABLE TO OBTAIN ADEQUATE LEVELS OF REIMBURSEMENT.

          IDDS' ability to commercialize its drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

          o    government and health administration authorities;

          o    private health maintenance organizations and health insurers; and

          o    other healthcare payors.

          Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payors, including Medicare, routinely challenge the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if IDDS' product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate to cover IDDS' drugs. If government and other healthcare payors do not provide adequate coverage and reimbursement levels for any of IDDS' products, the post-approval market acceptance of its products could be diminished.

IDDS' DRUG-DEVELOPMENT PROGRAMS DEPEND UPON THIRD-PARTY RESEARCHERS WHO ARE OUTSIDE IDDS' CONTROL.

          IDDS depends upon independent investigators and collaborators, such as universities, medical institutions, and clinical research organizations, to conduct its pre-clinical and clinical trials under agreements with IDDS. These collaborators are not IDDS employees, and IDDS cannot control the amount or timing of resources that they devote to IDDS' programs. These investigators may not assign as great a priority to IDDS' programs or pursue them as diligently as IDDS would if it were undertaking such programs itself. If outside collaborators fail to devote sufficient time and resources to IDDS' drug-development programs, or if their performance is substandard, the approval of IDDS' FDA applications, if any, and its introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with IDDS. If IDDS' collaborators assist its competitors at IDDS' expense, IDDS' competitive position would be harmed.

IDDS RELIES EXCLUSIVELY ON THIRD PARTIES TO MANUFACTURE ITS PRODUCT CANDIDATES.

          IDDS relies exclusively on a limited number of vendors to supply raw materials and finished goods for its product candidates, and the loss of one of these parties could harm IDDS' business. The FDA and regulatory agencies in other countries also periodically inspect manufacturing facilities, including third parties who manufacture products or active ingredients for IDDS. The FDA may not believe that IDDS' chosen manufacturers have enough experience making the dosage forms that it has contracted them to produce, and may subject those manufacturers to increased scrutiny. Pharmaceutical manufacturing facilities must comply with applicable good manufacturing practice standards, and manufacturers usually must invest substantial funds, time and effort to ensure full compliance with these standards. IDDS does not have control over its contract manufacturers' compliance with these regulations and standards. Failure to comply with applicable regulatory requirements can result in sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against IDDS and its products and criminal prosecutions.

          If IDDS is unable to obtain sufficient supplies of raw materials or if there is a significant increase in the price of raw materials, its business would be seriously harmed. If any of IDDS' product candidates receives FDA approval, IDDS expects to rely on one or more third-party contractors to supply its drugs. If IDDS' current or future third-party suppliers cease to supply the drugs in the quantity and quality IDDS needs to manufacture its drug candidates or if the current or future third-party suppliers are unable to comply with good manufacturing practice and other government regulations, the qualification of additional or replacement suppliers could be a lengthy process, and there may not be adequate alternatives to meet IDDS' needs, which would negatively affect its business. IDDS may not be able to obtain the necessary drugs used in its products in the future on a timely basis, if at all.

          IDDS currently relies on a sole source, Pronova Biomedical, a wholly-owned subsidiary of FMC Corporation (NYSE: FMC), for its supply of chitosan, a principal component of its intranasal morphine product candidate. If its sole supplier of chitosan fails to provide it sufficient quantities, IDDS may not be able to obtain an alternative supply on a timely or commercially acceptable basis. There are relatively few alternative sources of supply for chitosan, and IDDS may not be able to obtain a sufficient supply of chitosan from Pronova Biomedical or other suppliers, or at all. IDDS may also not be able to find alternative suppliers in a timely manner or on commercially reasonable terms. Any interruption in the supply of chitosan would disrupt IDDS' ability to manufacture intranasal morphine and could have a material adverse effect on its business.

IF IDDS IS UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, ITS ABILITY TO GROW ITS BUSINESS MAY BE HARMED. IDDS MUST HIRE AND RETAIN SKILLED EMPLOYEES IN A TIGHT LABOR MARKET.

          IDDS will also need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. IDDS competes for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals, particularly in the New York City area, is intense, and IDDS cannot be certain that its search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to IDDS' success.

          Skilled employees in the industry are in great demand. IDDS is competing for employees against companies located in the New York metropolitan area that are more established than IDDS is and have the ability to pay more cash compensation than IDDS does. IDDS will require scientific personnel in many fields, some of which are addressed by relatively few companies. As a result, depending upon the success and the timing of clinical tests, IDDS may continue to experience difficulty in hiring and retaining highly skilled employees, particularly scientists. If IDDS is unable to hire and retain skilled scientists, its business, financial condition, operating results and future prospects could be materially adversely affected.

          IDDS currently has no designated sales and marketing staff.

          IDDS currently has no internal sales or distribution capabilities. IDDS has recently hired a consultant to help it analyze, prepare, and develop appropriate marketing plans. In order to commercialize its products, if any are approved, IDDS intends to develop internal sales, marketing and distribution capabilities to target particular markets for its products, as well as make arrangements with third parties to perform these services for it with respect to other markets for its products. IDDS may not be able to establish these capabilities internally or hire sales personnel with appropriate expertise to market and sell its products, if approved. In addition, even if IDDS is able to identify one or more acceptable collaborators to perform these services for it, IDDS may not be able to enter into any collaborative arrangements on favorable terms, or at all.

          If IDDS enters into any collaborative arrangements for the marketing or sale of its products, its product revenues are likely to be lower than if it marketed and sold its products itself. In addition, any revenues IDDS receives would depend upon the efforts of its collaborators, which may not be adequate due to lack of attention or resource commitments, management turnover, change of strategic focus, business combinations or other factors outside of IDDS' control. Depending upon the terms of the collaboration, the remedies IDDS has against an underperforming collaborator may be limited. If IDDS were to terminate the relationship, it may be difficult or impossible to find a replacement collaborator on acceptable terms, if at all.

IF IDDS CANNOT COMPETE SUCCESSFULLY FOR MARKET SHARE AGAINST OTHER DRUG COMPANIES, IDDS MAY NOT ACHIEVE SUFFICIENT PRODUCT REVENUES, AND ITS BUSINESS WILL SUFFER.

          The market for IDDS' product candidates is characterized by intense competition and rapid technological advances. If IDDS' product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than IDDS' products, or may offer comparable performance at a lower cost. If IDDS' products fail to capture and maintain market share, IDDS may not achieve sufficient product revenues, and its business will suffer.

          IDDS will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have prescription painkillers already approved or in development. In addition, many of these competitors, either alone or together, with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than IDDS does, as well as significantly greater experience in:

          o    developing drugs;

          o    undertaking preclinical testing and human clinical trials;

          o    obtaining FDA and other regulatory approvals of drugs;

          o    formulating and manufacturing drugs; and

          o    launching, marketing and selling drugs.

          The United States Food, Drug, and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, noninfringed versions of a drug in order to facilitate the approval of abbreviated new drug application for generic substitutes. These same incentives also encourage manufacturers to submit new drug applications, known as 505(b)(2) applications, that rely on literature and clinical data not originally obtained by the drug sponsor. In light of these incentives and especially if IDDS' products are commercially successful, other manufacturers may submit and gain successful approval for either an abbreviated new drug application or a 505(b)(2) application that will compete directly with IDDS' products.

DEVELOPMENTS BY COMPETITORS MAY RENDER IDDS' PRODUCTS OR TECHNOLOGIES OBSOLETE OR NONCOMPETITIVE.

          Companies that currently sell both generic and proprietary opioid formulations include among others Abbott Laboratories, Alza Pharmaceuticals, AstraZeneca, Cephalon, Endo Pharmaceuticals, Elkins-Sinn, Janssen Pharmaceutica, McNeil Consumer Healthcare, Purdue Pharma, Roxane Laboratories and Watson Laboratories. Alternative technologies are being developed to improve or replace the use of opioids for pain management, several of which are in clinical trials or are awaiting approval from the FDA. These alternatives include Elan's Ziconatide, as well as combination products from Endo Pharmaceuticals. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with IDDS have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than IDDS. These organizations also compete with IDDS to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.

IF IDDS FAILS TO ADEQUATELY PROTECT OR ENFORCE ITS INTELLECTUAL PROPERTY RIGHTS OR SECURE RIGHTS TO PATENTS OF OTHERS, THE VALUE OF ITS INTELLECTUAL PROPERTY RIGHTS WOULD DIMINISH.

          IDDS' success, competitive position and future revenues will depend in part on IDDS' ability and the abilities of its licensors to obtain and maintain patent protection for its products, methods, processes and other technologies, to preserve its trade secrets, to prevent third parties from infringing on its proprietary rights and to operate without infringing the proprietary rights of third parties. IDDS is aware of a third party who could allege that certain uses of its product candidates infringe upon certain of such third party's proprietary rights. Although IDDS does not intend to market its product candidates for such uses and IDDS is not aware of any such uses currently in practice, it may not be able to avoid claims made by such third party as a result of IDDS' product candidates being used by consumers for purposes other than as marketed by IDDS.

          To date, IDDS holds certain exclusive patent rights, including rights under U.S. patents and U.S. patent applications as well as rights under foreign patents and patent applications. IDDS anticipates filing additional patent applications both in the U.S. and in other countries, as appropriate. However, IDDS cannot predict:

          o the degree and range of protection any patents will afford IDDS against competitors including whether third parties will find ways to challenge, invalidate or otherwise circumvent IDDS' patents;

          o    if and when patents will issue;

          o whether or not others will obtain patents claiming aspects similar to those covered by IDDS' patents and patent applications; or

          o whether IDDS will need to initiate litigation or administrative proceedings which may be costly whether IDDS wins or loses.

          IDDS' success also depends upon the skills, knowledge and experience of its scientific and technical personnel, its consultants and advisors as well as its licensors and contractors. To help protect its proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, IDDS relies on trade secret protection and confidentiality agreements. To this end, IDDS requires all of its employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to IDDS of the ideas, developments, discoveries and inventions important to its business. These agreements may not provide adequate protection for IDDS' trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of IDDS' trade secrets, know-how or other proprietary information is disclosed, the value of IDDS' trade secrets, know-how and other proprietary rights would be significantly impaired, and IDDS' business and competitive position would suffer.

IF IDDS INFRINGES THE RIGHTS OF THIRD PARTIES, IT COULD BE PREVENTED FROM SELLING PRODUCTS, FORCED TO PAY DAMAGES, AND DEFEND AGAINST LITIGATION.

          If its products, methods, processes and other technologies infringe the proprietary rights of other parties, IDDS could incur substantial costs, and it may have to:

          o obtain licenses, which may not be available on commercially reasonable terms, if at all;

          o    redesign its products or processes to avoid infringement;

          o stop using the subject matter claimed in the patents held by others;

          o    pay damages; or

          o defend litigation or administrative proceedings which may be costly whether IDDS wins or loses, and which could result in a substantial diversion of IDDS' valuable management resources.

IDDS MAY BE EXPOSED TO LIABILITY CLAIMS ASSOCIATED WITH THE USE OF HAZARDOUS MATERIALS AND CHEMICALS.

          IDDS' research and development activities involve the controlled use of hazardous materials and chemicals. Although IDDS believes that its safety procedures for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, IDDS cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, IDDS could be held liable for any resulting damages, and any liability could materially adversely affect its business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require IDDS to incur substantial compliance costs that could materially adversely affect its business, financial condition and results of operations.

IDDS MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF ITS PRODUCTS IN RESPONSE TO PRODUCT LIABILITY LAWSUITS.

          The testing and marketing of medical products entail an inherent risk of product liability. Although side effects from IDDS' clinical trials thus far have been generally limited to symptoms known to be associated with these well-established medications, such as dysphoria, which is a feeling of malaise, and nausea, IDDS may be held liable if any more serious adverse reactions from the use of its product candidates occurs. IDDS' product candidates involve new methods of delivery for potent drugs that require greater precautions to prevent unintended use, especially since they are designed for patients' easy self-use rather than being administered by medical professionals. For example, the FDA may require IDDS to develop a comprehensive risk management program for its product candidates to reduce the risk of improper patient selection, diversion and abuse. The failure of these measures could result in harmful side effects or death. As a result, consumers, regulatory agencies, pharmaceutical companies or others might make claims against IDDS. If IDDS cannot successfully defend itself against product liability claims, it may incur substantial liabilities or be required to limit commercialization of its product candidates. IDDS' inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products IDDS develops, alone or with corporate collaborators. IDDS currently carries clinical trial insurance but does not carry product liability insurance. IDDS, or any corporate collaborators, may not be able to obtain insurance at a reasonable cost, if at all. Even if IDDS' agreements with any future corporate collaborators entitle IDDS to indemnification against losses, such indemnification may not be available or adequate if any claim arises.

                           RISK RELATED TO MANAGEMENT
                           --------------------------

WE MAY NOT SUCCESSFULLY MANAGE OUR GROWTH.

          Our success will depend upon the expansion of the IDDS operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational, and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

WE WILL RELY ON KEY EXECUTIVE OFFICERS AND SCIENTIFIC AND MEDICAL ADVISORS. THEIR KNOWLEDGE OF IDDS' BUSINESS AND TECHNICAL EXPERTISE WOULD BE DIFFICULT TO REPLACE.

          IDDS is highly dependent on Fred Mermelstein, Ph.D., Chief Executive Officer and President, as well as other executive officers, including Douglas A. Hamilton, Chief Operating Officer and Chief Financial Officer, and Daniel B. Carr, M.D., Chief Medical Officer. IDDS does not have "key person" life insurance policies for any of its officers. IDDS has no employment agreements other than with Dr. Carr. The loss of the technical knowledge and management and industry expertise of any of IDDS' key personnel could result in delays in product development, loss of customers and sales, if any, and diversion of management resources, which could adversely affect IDDS' operating results.

          In addition, IDDS relies on members of its scientific advisory board and clinical advisors to assist it in formulating its research and development strategy. All of the members of IDDS' scientific advisory board and IDDS' clinical advisors have other jobs and commitments and may be subject to non-disclosure obligations that may limit their availability to work with IDDS.

THERE HAVE BEEN CERTAIN INTERLOCKING RELATIONSHIPS AMONG IDDS, PARAMOUNT CAPITAL, AND PARAMOUNT CAPITAL'S AFFILIATES, WHICH MAY PRESENT POTENTIAL CONFLICTS OF INTEREST.

          Lindsay A. Rosenwald, M.D., a substantial holder of our common stock (see (E) below), is the chairman of Paramount Capital, Inc., an NASD member broker-dealer, and also chairman of Paramount BioCapital, Inc. Dr. Rosenwald is also chairman and sole stockholder of Paramount Capital Investments, LLC, a merchant banking and venture capital firm specializing in biotechnology companies ("PCI") and a managing member of Horizon Biomedical Ventures LLC. Peter Kash, a director of IDDS and who is to become a director of the Company, was the former Senior Managing Director at Paramount Capital, Inc. Fred Mermelstein, Ph.D., President, Chief Executive Officer of us and IDDS, and a director of IDDS and who is to become a director of the Company, was Director of Venture Capital at PCI. Douglas A. Hamilton, IDDS' and the Company's Chief Financial Officer and Chief Operating Officer, was the Director of Business Development at Paramount Capital Investments, LLC. Michael Weiser, M.D., Ph.D., a director of IDDS, is also Director of Research at Paramount BioCapital, Inc., a general partner and investment manager to several private investment vehicles specializing in the biotechnology, biomedical and biopharmaceutical sectors. Applicable corporate law generally requires that any transactions between the Company or IDDS and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to the Company or IDDS as those then reasonably obtainable from a person in an arms-length transaction. Nevertheless, PCI, Paramount BioCapital, Inc., Paramount and affiliates and entities managed by Paramount are not obligated pursuant to any agreement or understanding with the Company or IDDS to make any additional products or technologies available to either of them, nor can there be any assurance, and IDDS does not expect that any biomedical or pharmaceutical product or technology identified by such affiliates, PCI, Horizon, Paramount BioCapital, Inc., or Paramount in the future will be made available to IDDS or the Company. In addition, certain of IDDS' and our current officers and directors or certain of any officers or directors hereafter appointed do from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with us.

THE CONCENTRATED OWNERSHIP OF IDDS' CAPITAL STOCK MAY HAVE THE EFFECT OF DELAYING OR PREVENTING A CHANGE IN CONTROL OF THE COMPANY.

          Based on shares of IDDS' capital stock outstanding on December 10, 2004 and giving effect to the Merger, directors, officers and key personnel of IDDS and their affiliates as a group will beneficially own approximately 7.2% of our outstanding capital stock post-Merger. As a result, these stockholders may be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of mergers, acquisitions and other significant corporate transactions.

(D)  REINCORPORATION

          The Registrant intends to call a special meeting of shareholders as soon as practicable for the purpose of considering reincorporating under the laws of the State of Delaware and changing the corporate name.

(E)  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information known to the Registrant with respect to the beneficial ownership of the Registrant's Common Stock as of the Effective Time of the Merger on December 6, 2004 for (i) each person known by the Registrant to beneficially own more than 5% of the Registrant's Common Stock, (ii) each executive officer, (iii) each of the Registrant's directors and
(iv) all of the Registrant's executive officers and directors as a group.

          The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity.

         -----------------------------------------------------------------------
         NAME AND ADDRESS OF BENEFICIAL               COMMON STOCK
         OWNER*
         -----------------------------------------------------------------------
                                               NUMBER OF        PERCENTAGE OF
                                                 SHARES             CLASS
         -----------------------------------------------------------------------
         Lindsay A. Rosenwald (1)
         c/o Paramount Capital
         787 7th Avenue                        4,847,962            18.9%
         48th Floor
         New York, NY 10019
         -----------------------------------------------------------------------
         Elizabeth Rogers (2)
         7772 Fisher Island Drive              1,643,461             6.4%
         Miami, FL 33109
         -----------------------------------------------------------------------
         Fred H. Mermelstein (3)               1,055,501             4.0%
         -----------------------------------------------------------------------
         Douglas A. Hamilton (4)                 729,019             2.8%
         -----------------------------------------------------------------------
         Douglas G. Watson (5)                    86,565             0.3%
         -----------------------------------------------------------------------
         Daniel B. Carr (6)                          -0-             0.0%
         -----------------------------------------------------------------------
         Geoffrey Alison
         250 Ashland Avenue                          -0-             0.0%
         Santa Monica, CA 90405
         -----------------------------------------------------------------------
         All officers and directors as a
         group (7)                             1,871,085             7.2%
         -----------------------------------------------------------------------

* Unless otherwise indicated, the address of each of the following persons is c/o Innovative Drug Delivery Systems, Inc., 130 West 42nd Street, 12th Floor, New York, NY 10036.


                                       47

(1) Includes 545,189 shares of common stock owned by each of Donni Rosenwald, Joshi Rosenwald, David Rosenwald and Demi Rosenwald, affiliates of Lindsay
     A. Rosenwald. Dr. Rosenwald disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 386,610 shares of common stock owned by Horizon Biomedical Ventures, LLC.

(2) Includes 17,247 shares of common stock obtainable upon exercise of stock options and warrants to purchase 1,724 shares of common stock granted to Mark C. Rogers, an affiliate of Elizabeth Rogers. Includes 77,614 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of December 10, 2004 granted to Mark C. Rogers, an affiliate of Elizabeth Rogers. Excludes 97,150 shares of common stock owned by each of Bradley Rogers and Meredith Rogers, Dr. Rogers' adult children who do not reside with Dr. Rogers.

(3) Includes 503,184 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of December 10, 2004. Excludes 84,867 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of December 10, 2004.

(4) Includes 10,348 shares of common stock owned by Benjamin Hamilton, affiliate of Douglas Hamilton. Mr. Hamilton disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 333,450 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of December 10, 2004. Excludes 50,921 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of December 10, 2004.

(5) Includes 86,565 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of December 10, 2004.

(6) Excludes 916,570 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of December 10, 2004.

(7) Includes all shares of persons denoted in footnotes (1), (2), (3), (4), (5) and (6).

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Businesses Acquired.

          Financial statements of IDDS will be filed by amendment to this Current Report on or before February 22, 2005 in accordance with Paragraph (4) to Item 9.01(a).

(b) Pro Forma Financial Information.

          Pro forma financial statements are not required to be filed with this Current Report.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           INTRAC, INC.
                                           ------------
                                           (Registrant)

                                           By: /s/ Fred H. Mermelstein
                                               -----------------------
                                               Fred H. Mermelstein
                                               President and Chief Executive
                                               Officer


December 10, 2004

                                  EXHIBIT INDEX

     ------------------------------------------------------------------------------------
     Exhibit Number         Description of Exhibit
     ------------------------------------------------------------------------------------
           2.1              Agreement  and Plan of Merger dated  December 6, 2004 by
                            and among  Intrac,  Inc.,  Intrac  Merger Sub Inc.,  and
                            Innovative Drug Delivery Systems, Inc.
     ------------------------------------------------------------------------------------
           3.1              Certificate of Merger between IDDS and Merger Sub.
     ------------------------------------------------------------------------------------
           4.1              2004 Omnibus Stock Incentive Plan.
     ------------------------------------------------------------------------------------
          10.1              Debenture Conversion Agreement.
     ------------------------------------------------------------------------------------
          10.2              Subscription Agreement.
     ------------------------------------------------------------------------------------
          10.3              Registration Rights Agreement.
     ------------------------------------------------------------------------------------
          10.4              Cancellation of Series A Preferred Stock.
     ------------------------------------------------------------------------------------
          10.5              Employment  Agreement,  dated as of ______ 2004, between
                            IDDS and Daniel B. Carr.
     ------------------------------------------------------------------------------------